Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SYNOVUS FINANCIAL CORP.,

PINNACLE FINANCIAL PARTNERS, INC.

and

STEEL NEWCO INC.

Dated as of July 24, 2025

TABLE OF CONTENTS

ARTICLE I GOVERNANCE OF NEWCO		1

1.1	Governance of Newco	1

ARTICLE II THE MERGER		2

2.1	Merger	2
2.2	Time and Place of Closing	2
2.3	Effective Time	2
2.4	Conversion of Common Stock	3
2.5	Cancellation of Newco Common Stock	4
2.6	Conversion of Preferred Stock	4
2.7	Treatment of Synovus Equity Awards	5
2.8	Treatment of Pinnacle Equity Awards	7

ARTICLE III FRS MEMBERSHIP AND BANK MERGER		8

3.1	FRS Membership and Bank Merger	8

ARTICLE IV EXCHANGE OF SHARES		9

4.1	Newco to Make Consideration Available	9
4.2	Exchange of Shares	9

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SYNOVUS		12

5.1	Corporate Organization	12
5.2	Capitalization	14
5.3	Authority; No Violation	15
5.4	Consents and Approvals	16
5.5	Reports	17
5.6	Financial Statements	17
5.7	Broker’s Fees	19
5.8	Absence of Certain Changes or Events	19
5.9	Legal and Regulatory Proceedings	19
5.10	Taxes and Tax Returns	20
5.11	Employees	21
5.12	SEC Reports	24
5.13	Compliance with Applicable Law	24
5.14	Certain Contracts	26
5.15	Agreements with Regulatory Agencies	28
5.16	Environmental Matters	28
5.17	Investment Securities and Commodities	29
5.18	Real Property	29
5.19	Intellectual Property	30
5.20	Related Party Transactions	30

-i-

5.21	State Takeover Laws	31
5.22	Reorganization	31
5.23	Opinion	31
5.24	Synovus Information	31
5.25	Loan Portfolio	31
5.26	Insurance	32
5.27	Investment Advisor Subsidiary	32
5.28	Insurance Subsidiary	33
5.29	Broker-Dealer Subsidiary	34
5.30	No Other Representations or Warranties	34

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PINNACLE		35

6.1	Corporate Organization	35
6.2	Capitalization	36
6.3	Authority; No Violation	37
6.4	Consents and Approvals	38
6.5	Reports	39
6.6	Financial Statements	39
6.7	Broker’s Fees	41
6.8	Absence of Certain Changes or Events	41
6.9	Legal and Regulatory Proceedings	41
6.10	Taxes and Tax Returns	42
6.11	Employees	42
6.12	SEC Reports	45
6.13	Compliance with Applicable Law	45
6.14	Certain Contracts	47
6.15	Agreements with Regulatory Agencies	49
6.16	Environmental Matters	50
6.17	Investment Securities and Commodities	50
6.18	Real Property	50
6.19	Intellectual Property	50
6.20	Related Party Transactions	51
6.21	State Takeover Laws	51
6.22	Reorganization	51
6.23	Opinion	51
6.24	Pinnacle Information	52
6.25	Loan Portfolio	52
6.26	Insurance	53
6.27	Investment Advisor Subsidiary	53
6.28	Insurance Subsidiary	54
6.29	Broker-Dealer Subsidiary	54
6.30	No Other Representations or Warranties	55

ARTICLE VII COVENANTS RELATING TO CONDUCT OF BUSINESS		55

7.1	Conduct of Businesses Prior to the Effective Time	55

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7.2	Forbearances	56

ARTICLE VIII ADDITIONAL AGREEMENTS		59

8.1	S-4; Joint Proxy Statement; Regulatory Applications and Filings	59
8.2	Listing of Newco Common Stock and Newco Preferred Stock	61
8.3	Access to Information; Confidentiality	62
8.4	Shareholders’ Approvals	63
8.5	Legal Conditions to Merger	63
8.6	Employee Matters	63
8.7	Certain Tax Matters	65
8.8	Indemnification; Directors’ and Officers’ Insurance	66
8.9	Additional Agreements	67
8.10	Advice of Changes	67
8.11	Dividends	67
8.12	Shareholder Litigation	68
8.13	Corporate Governance; Headquarters; Operations	68
8.14	Acquisition Proposals	69
8.15	Public Announcements	71
8.16	Change of Method	71
8.17	Restructuring Efforts	71
8.18	Takeover Statutes	72
8.19	Treatment of Synovus and Pinnacle Indebtedness	72
8.20	Exemption from Liability Under Section 16(b)	72

ARTICLE IX CONDITIONS PRECEDENT		73

9.1	Conditions to Each Party’s Obligation to Effect the Merger	73
9.2	Conditions to Obligations of Pinnacle	73
9.3	Conditions to Obligations of Synovus	74

ARTICLE X TERMINATION AND AMENDMENT		75

10.1	Termination	75
10.2	Effect of Termination	77

ARTICLE XI GENERAL PROVISIONS		78

11.1	Amendment	78
11.2	Extension; Waiver	79
11.3	Nonsurvival of Representations, Warranties and Agreements	79
11.4	Expenses	79
11.5	Notices	79
11.6	Interpretation	81
11.7	Counterparts	81
11.8	Entire Agreement	81
11.9	Governing Law; Jurisdiction	81
11.10	Waiver of Jury Trial	82

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11.11	Assignment; Third-Party Beneficiaries	82
11.12	Specific Performance	82
11.13	Severability	83
11.14	Confidential Supervisory Information	83
11.15	Delivery by Facsimile or Electronic Transmission	83

EXHIBITS

Exhibit A	Newco Charter
Exhibit B	Newco Bylaws
Exhibit C	Bank Merger Agreement

-iv-

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	69
affiliate	81
Agreement	1
Articles of Merger	2
Assumed Pinnacle RSU Award	7
Assumed Synovus RSU Award	5
Bank Merger	8
Bank Merger Act	13
Bank Merger Agreement	8
Bank Merger Certificates	8
BHC Act	13
BHG	13
Board of Directors	7
Carbon Stock Option	5
Chairman Succession Date	69
Chosen Courts	81
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	62
Continuation Period	64
Continuing Employees	64
Effective Time	2
Enforceability Exceptions	15
Environmental Laws	28
ERISA	21
Exchange Act	18
Exchange Agent	9
Exchange Fund	9
Exchange Ratio	3
FDIC	13
Federal Reserve Board	16
FINRA	16
FRS Membership	8
GAAP	13
GBCC	2
Georgia Articles of Merger	2
Georgia Secretary	2
Governmental Entity	16
Indemnified Parties	66
Intellectual Property	30
Investment Advisers Act	32
IRS	21

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IT Assets	25
Joint Proxy Statement	16
knowledge	17
Liens	15
Loans	24
made available	13
Material Adverse Effect	13
Materially Burdensome Regulatory Condition	61
Merger	1
Merger Consideration	3
Morgan Stanley	19
Multiemployer Plan	21
Multiple Employer Plan	22
NASDAQ	11
New Benefit Plans	64
New Certificates	9
Newco	1
Newco Bylaws	1
Newco Charter	1
Newco Common Stock	3
Newco Preferred Stock	5
Newco Series A Preferred Stock	4
Newco Series B Preferred Stock	4
Newco Series C Preferred Stock	5
Newco Shareholder Approval	2
NYSE	16
Old Certificate	3
Old Pinnacle Certificate	3
Old Synovus Certificate	3
Organizational Documents	13
parties	1
party	1
PBGC	22
Permitted Encumbrances	29
person	82
Personal Data	24
Pinnacle	1
Pinnacle Advisory Subsidiary	53
Pinnacle Agent	54
Pinnacle Articles	35
Pinnacle Bank	8
Pinnacle Benefit Plans	42
Pinnacle Board of Directors	7
Pinnacle Board Recommendation	63
Pinnacle Broker-Dealer Subsidiary	54
Pinnacle Bylaws	35

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Pinnacle Closing Price	11
Pinnacle Common Stock	3
Pinnacle Contract	49
Pinnacle Disclosure Schedule	35
Pinnacle Equity Awards	8
Pinnacle ERISA Affiliate	42
Pinnacle Exchange Ratio	3
Pinnacle Indemnified Party	66
Pinnacle Insider	45
Pinnacle Insurance Subsidiary	54
Pinnacle Meeting	63
Pinnacle Merger	2
Pinnacle Merger Consideration	3
Pinnacle Owned Properties	50
Pinnacle Preferred Stock	5
Pinnacle PSU Award	8
Pinnacle PSU Awards	36
Pinnacle Qualified Plans	43
Pinnacle Real Property	50
Pinnacle Regulatory Agreement	49
Pinnacle Reports	45
Pinnacle Restricted Stock Award	7
Pinnacle RSU Award	7
Pinnacle Securities	37
Pinnacle Stock Plan	7
Pinnacle Subsidiary	36
Pinnacle Tax Opinion	74
Premium Cap	66
Recommendation Change	63
Regulatory Agencies	17
Representatives	70
Requisite Filings	59
Requisite Pinnacle Vote	38
Requisite Regulatory Approvals	60
Requisite Synovus Vote	15
S-4	16
Sarbanes-Oxley Act	18
SEC	16
Securities Act	24
Security Breach	25
Significant Subsidiaries	58
Specified Date	76
SRO	17
Subsidiary	13
Surviving Entity	1
Synovus	1

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Synovus Advisory Subsidiary	32
Synovus Agent	33
Synovus Articles	13
Synovus Bank	8
Synovus Benefit Plans	21
Synovus Board of Directors	6
Synovus Board Recommendation	63
Synovus Broker-Dealer Subsidiary	34
Synovus Bylaws	13
Synovus Common Stock	3
Synovus Contract	27
Synovus Disclosure Schedule	12
Synovus DSPP	6
Synovus Equity Awards	6
Synovus ERISA Affiliate	21
Synovus ESPP	6
Synovus Indemnified Parties	66
Synovus Insider	23
Synovus Insurance Subsidiary	33
Synovus Meeting	63
Synovus Merger	2
Synovus Merger Consideration	3
Synovus Owned Properties	29
Synovus Preferred Stock	4
Synovus PSU Award	6
Synovus Qualified Plans	21
Synovus Real Property	29
Synovus Regulatory Agreement	28
Synovus Reports	24
Synovus Securities	15
Synovus Series D Preferred Stock	4
Synovus Series E Preferred Stock	4
Synovus Stock Plan	5
Synovus Subsidiary	13
Synovus Tax Opinion	75
Takeover Statutes	31
Tax	20
Tax Return	21
Taxes	20
TBCA	2
Tennessee Articles of Merger	2
Tennessee Secretary	2
Termination Date	76
Termination Fee	77
Trade Secrets	30
Vice Chairman Succession Date	69

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 24, 2025 (this “Agreement”), by and among Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), Synovus Financial Corp., a Georgia corporation (“Synovus”) and Steel Newco Inc., a Georgia corporation (“Newco”, each of Pinnacle, Synovus and Newco, a “party”, or collectively, the “parties”).

RECITALS

A.
Approvals.  The Boards of Directors of Pinnacle, Synovus and Newco have determined that the transactions described herein are consistent with, and will further, their respective business strategies and goals, and are in the best interests of Pinnacle, Synovus and Newco, respectively, and their respective shareholders.

B.
The Merger.  This Agreement provides for a strategic business combination through the simultaneous mergers of Synovus and Pinnacle with and into Newco, a newly-formed subsidiary corporation of Pinnacle and Synovus, with Newco as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Entity”).

C.
Intention of the Parties.  It is the intention of the parties that (i) the Synovus Merger and the Pinnacle Merger shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
GOVERNANCE OF NEWCO

1.1          Governance of Newco.  At the Effective Time, the articles of incorporation of Newco shall be amended and restated in their entirety in the form of the amended and restated articles of incorporation set forth in Exhibit A (the “Newco Charter”), and such Newco Charter shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.  At the Effective Time, the bylaws of Newco shall be amended and restated in their entirety in the form of the amended and restated bylaws set forth in Exhibit B (the “Newco Bylaws ”), and such Newco Bylaws shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.  Prior to the Effective Time, the Board of Directors of Newco shall consist of one Pinnacle officer designated by Pinnacle and one Synovus officer designated by Synovus, and at and following the Effective Time, the Board of Directors of Newco shall be constituted as provided in the Newco Bylaws and Section 8.13 below.  At or prior to the Effective Time, Pinnacle, Synovus and Newco will take such actions as may be required to ensure that: (i) Newco has the requisite corporate power and authority to carry on its business; (ii) Newco will be duly qualified or licensed to do business and (to the extent applicable) in good standing in the states and territories of the United States and foreign jurisdictions where the character of its assets or the nature of the conduct of its business requires it to be so qualified or licensed; and (iii) Newco will have engaged in no business and incurred no liabilities or obligations other than as necessary to consummate the Merger.  As of immediately prior to the Effective Time, only two shares of Newco Common Stock will be issued and outstanding, one held by each of Pinnacle and Synovus.  The authorized capital stock of Newco immediately following the Effective Time will be as set forth in the Newco Charter.  The shares of Newco Common Stock and Newco Preferred Stock to be issued in the Synovus Merger and the Pinnacle Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and nonassessable and not subject to any preemptive rights.  Newco agrees to, and Pinnacle and Synovus agree to cause Newco to, comply with all of Newco’s agreements, covenants and obligations under this Agreement and to promptly effect the adoption of this Agreement by Synovus and Pinnacle, as the sole shareholders of Newco (collectively, the “Newco Shareholder Approval”).

ARTICLE II
THE MERGER

2.1          Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, (i) Synovus shall be merged with and into Newco in accordance with the provisions of Georgia Business Corporation Code (the “GBCC”) (the “Synovus Merger”) and (ii) simultaneously with the Synovus Merger, Pinnacle shall be merged with and into Newco in accordance with the provisions of the Tennessee Business Corporation Act (the “TBCA”) and the GBCC (the “Pinnacle Merger” and, together with the Synovus Merger, the “Merger”); provided that Pinnacle and Synovus agree that neither the Pinnacle Merger nor the Synovus Merger will occur if the Pinnacle Merger and the Synovus Merger do not occur concurrently.  Newco shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Georgia.  Upon consummation of the Merger, the separate corporate existence of each of Synovus and Pinnacle shall cease.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the GBCC and, as applicable, the TBCA.

2.2          Time and Place of Closing.  The closings of the Synovus Merger and the Pinnacle Merger (the “Closing”) shall take place simultaneously, by electronic exchange of documents on the same day when the Effective Time is to occur (the “Closing Date”), unless another time or place is agreed to in writing by Pinnacle and Synovus.

2.3          Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, the parties will cause articles of merger (the “Tennessee Articles of Merger”) to be filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”) as provided in Section 48-21-107 of the TBCA and articles of merger (the “Georgia Articles of Merger” and, together with the Tennessee Articles of Merger, the “Articles of Merger”) to be filed with the Secretary of State of the State of Georgia (the “Georgia Secretary”) as provided in Section 14-2-1105 of the GBCC to effect the Synovus Merger and the Pinnacle Merger.  The Synovus Merger and the Pinnacle Merger shall take effect at the same time, which time shall be specified in the Articles of Merger (the “Effective Time”).  Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of Pinnacle and Synovus, the parties shall cause the Effective Time to occur on the second business day following the satisfaction or waiver of all the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or such other date mutually agreed upon in writing by Synovus and Pinnacle.

2.4          Conversion of Common Stock.

(a)          At the Effective Time, in each case subject to Sections 2.4(b) and 2.5, by virtue of the Merger and without any action on the part of Pinnacle, Synovus, Newco or the holder of any of the following securities:

(i)           Each share of common stock, $1.00 par value, of Synovus (the “Synovus Common Stock”) issued and outstanding immediately prior to the Effective Time (except for shares of Synovus Common Stock owned by Synovus or Pinnacle (in each case other than shares of Synovus Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle in respect of debts previously contracted)) shall be converted into the right to receive 0.5237 shares (the “Exchange Ratio” and such shares the “Synovus Merger Consideration”) of common stock of Newco (“Newco Common Stock”).

(ii)          Each share of the common stock, par value $1.00 per share, of Pinnacle (the “Pinnacle Common Stock”) issued and outstanding immediately prior to the Effective Time (except for shares of Pinnacle Common Stock owned by Synovus or Pinnacle (in each case other than shares of Pinnacle Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle in respect of debts previously contracted)), shall be converted into the right to receive one share of Newco Common Stock (the “Pinnacle Exchange Ratio”) (such shares the “Pinnacle Merger Consideration”, together with the Synovus Merger Consideration, the “Merger Consideration”).

(b)          All shares of Synovus Common Stock and Pinnacle Common Stock converted pursuant to this Section 2.4 shall no longer be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Synovus Common Stock (each, an “Old Synovus Certificate”) and Pinnacle Common Stock (each, a “Old Pinnacle Certificate”, together with an Old Synovus Certificate, collectively, an “Old Certificate”; it being understood that any reference herein to an Old Certificate shall be deemed to include reference to book‑entry account statements relating to the ownership of shares of Synovus Common Stock or Pinnacle Common Stock, as applicable) shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Newco Common Stock which such shares of Synovus Common Stock or Pinnacle Common Stock, as applicable, have been converted into the right to receive pursuant to this Section 2.4, (ii) cash in lieu of fractional shares which the shares of Synovus Common Stock represented by such Old Synovus Certificate have been converted into the right to receive pursuant to this Section 2.4 and Section 4.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 4.2, in each case, without any interest thereon.  If, prior to the Effective Time, the issued and outstanding shares of Pinnacle Common Stock or Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of Synovus Common Stock and Pinnacle Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit Synovus or Pinnacle to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)          Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Synovus Common Stock and Pinnacle Common Stock that are owned by Synovus or Pinnacle (in each case other than shares of Synovus Common Stock or Pinnacle Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle, as applicable, in respect of debts previously contracted) shall be cancelled and retired and shall cease to exist and no Newco Common Stock or other consideration shall be delivered in exchange therefor.

2.5          Cancellation of Newco Common Stock.  At and after the Effective Time, each share of Newco Common Stock held by Synovus and Pinnacle immediately prior to the Effective Time shall be cancelled and retired and shall resume the status of authorized and unissued shares of Newco Common Stock, and no shares of Newco Common Stock or other securities of Newco shall be issued in respect thereof.

2.6          Conversion of Preferred Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Pinnacle, Synovus or the holder of any securities of Pinnacle or Synovus:

(a)          Each share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, no par value, of Synovus (“Synovus Series D Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into a share of a newly created series of preferred stock of Newco having terms that are not materially less favorable than the terms of the Synovus Series D Preferred Stock (all shares of such newly created series, collectively, the “Newco Series A Preferred Stock”) and, upon such conversion, the Synovus Series D Preferred Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

(b)          Each share of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value, of Synovus (“Synovus Series E Preferred Stock” and together with the Synovus Series D Preferred Stock, the “Synovus Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into a share of a newly created series of preferred stock of Newco having terms that are not materially less favorable than the terms of the Synovus Series E Preferred Stock (all shares of such newly created series, collectively, the “Newco Series B Preferred Stock”) and, upon such conversion, the Synovus Series E Preferred Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

(c)          Each share of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value, of Pinnacle (“Pinnacle Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into a share of a newly created series of preferred stock of Newco having such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Pinnacle Preferred Stock (all shares of such newly created series, collectively, the “Newco Series C Preferred Stock”, and together with the Newco Series A Preferred Stock and Newco Series B Preferred Stock, the “Newco Preferred Stock”) and, upon such conversion, the Pinnacle Preferred Stock shall no longer be issued outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

2.7          Treatment of Synovus Equity Awards.

(a)       Treatment of Synovus Stock Options.  At the Effective Time, each outstanding option granted by Synovus to purchase shares of Synovus Common Stock (a “Synovus Stock Option”) under an equity compensation plan or program of Synovus (a “Synovus Stock Plan”) shall, automatically and without any required action on the part of the holder thereof, be converted into the right to receive (without interest), less applicable Tax withholdings, a number of shares of Newco Common Stock equal to the product of (i) the Net Option Share Amount multiplied by (ii) the Exchange Ratio.  For purposes of this Agreement, “Net Option Share Amount” means, with respect to each Synovus Stock Option, the quotient obtained of (A) the product of (1) the excess, if any, of the Synovus Merger Consideration Value over the exercise price per share of Synovus Common Stock subject to such Synovus Stock Option immediately prior to the Effective Time multiplied by (2) the number of shares of Synovus Common Stock subject to such Synovus Stock Option immediately prior to the Effective Time, divided by (B) the Synovus Merger Consideration Value.  For purposes of this Agreement, “Synovus Merger Consideration Value” means the product of (A) the Pinnacle Closing Price and (B) the Exchange Ratio.

(b)        Treatment of Synovus RSU Awards.  At the Effective Time, each outstanding award of restricted stock units (a “Synovus RSU Award”), whether granted prior to or on or after the date hereof under the Synovus Stock Plans shall, automatically and without any required action on the part of the holder thereof, be assumed by Newco and be converted into and become an award of restricted stock units relating to Newco Common Stock in accordance with the terms set forth in the applicable Synovus Stock Plan and the restricted stock unit agreement evidencing such Synovus RSU Award (an “Assumed Synovus RSU Award”), in each case, as in effect immediately prior to the Effective Time.  Accordingly, from and after the Effective Time: (i) each Assumed Synovus RSU Award shall relate solely to shares of Newco Common Stock; (ii) the number of shares of Newco Common Stock underlying each Assumed Synovus RSU Award shall be determined by multiplying the number of shares of Synovus Common Stock that were underlying such Assumed Synovus RSU Award immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of Newco Common Stock; and (iii) the terms and conditions of such Assumed Synovus RSU Award shall otherwise remain unchanged as a result of the assumption of such Assumed Synovus RSU Award.  Effective as of immediately after the Effective Time, each Assumed Synovus RSU Award held by a non-employee director of Synovus who will not serve as a member of the Board of Directors of Newco as of the Effective Time will vest in full.

(a)          Treatment of Synovus PSU Awards.  At the Effective Time, (i) each outstanding award of performance stock units (a “Synovus PSU Award”) granted prior to the date hereof under the Synovus Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable Tax withholdings, a number of shares of Newco Common Stock, rounded up to the nearest whole number of shares, equal to the product of (A) the number of shares of Synovus Common Stock subject to such Synovus PSU Award (with such number of shares of Synovus Common Stock determined based on maximum performance) immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date.

(b)          Synovus Actions.  At or prior to the Effective Time, the Synovus board of directors (the “Synovus Board of Directors”) or the appropriate committee thereof shall adopt any resolutions that are necessary to effectuate the treatment of the Synovus Stock Options, the Synovus RSU Awards, and the Synovus PSU Awards (collectively, the “Synovus Equity Awards”) as contemplated by this Section 2.7.

(c)          Treatment of Synovus ESPP.  At the Effective Time, (i) Newco will assume the Synovus Employee Stock Purchase Plan (“Synovus ESPP”) and (ii) each outstanding option to purchase Synovus Common Stock under the Synovus ESPP outstanding as of immediately prior to the Effective Time shall be converted into an option to purchase Newco Common Stock with appropriate adjustments to reflect the Exchange Ratio.

(d)          Treatment of Synovus DSPP.  Prior to the Effective Time, the Synovus Board of Directors or the appropriate committee thereof shall adopt resolutions to provide that, subject to the consummation of the Merger, the Synovus Director Stock Purchase Plan (“Synovus DSPP”) shall terminate effective immediately prior to the Effective Time. Prior to the Effective Time, Synovus may continue to operate the Synovus DSPP in the ordinary course of business in accordance with its terms until such termination; provided, however, that Synovus shall adopt resolutions and take all actions necessary to provide that, with respect to the Synovus DSPP, (i) participation following the date of this Agreement shall be limited to those directors who participate on the date of this Agreement, (ii) the offering period in effect immediately prior to the Effective Time shall be shortened such that it ends no later than three (3) Business Days prior to the Effective Time, and (iii) each participant’s outstanding right to purchase shares of Synovus Common Stock under the Synovus DSPP shall automatically be exercised on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the Synovus DSPP), and the resulting shares of Synovus Common Stock will be converted into the right to receive the Synovus Merger Consideration in accordance with Section 2.4(a).

2.8          Treatment of Pinnacle Equity Awards.

(a)          Treatment of Pinnacle Restricted Stock Awards.  At the Effective Time, (i) each outstanding restricted stock award (an “Pinnacle Restricted Stock Award”) under an equity compensation plan or program of Pinnacle (an “Pinnacle Stock Plan”) shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable Tax withholdings, a number of shares of Newco Common Stock equal to the number of shares of Pinnacle Common Stock subject to such Pinnacle Restricted Stock Award immediately prior to the Effective Time, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the Effective Time with respect to such Pinnacle Restricted Stock Award will be paid to the holder thereof (without interest), less applicable Tax withholdings, as soon as reasonably practicable following the Closing Date and in no event later than the payroll date in respect of the first full payroll period following the Closing Date.

(b)          Treatment of Pinnacle RSU Awards.

(i)          At the Effective Time, (i) each outstanding award of restricted stock units (an “Pinnacle RSU Award”) that was granted prior to the date hereof or is held by a nonemployee member of Pinnacle’s board of directors (the “Pinnacle Board of Directors”, and with the Synovus Board of Directors, each a “Board of Directors”) under the Pinnacle Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable Tax withholdings, a number of shares of Newco Common Stock equal to the number of shares of Pinnacle Common Stock subject to such Pinnacle RSU Award immediately prior to the Effective Time, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date (or on such later date if required to comply with Section 409A of the Code) and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the Effective Time with respect to such Pinnacle RSU Award will be paid to the holder thereof (without interest), less applicable Tax withholdings, as soon as reasonably practicable following the Closing Date and in no event later than the payroll date in respect of the first full payroll period following the Closing Date (or on such later date if required to comply with Section 409A of the Code).

(ii)         At the Effective Time, each outstanding Pinnacle RSU Award that is not covered by Section 2.8(b) shall, automatically and without any required action on the part of the holder thereof, be assumed by Newco and be converted into and become an award of restricted stock units relating to Newco Common Stock in accordance with the terms set forth in the applicable Pinnacle Stock Plan and the restricted stock unit agreement evidencing such Pinnacle RSU Award (an “Assumed Pinnacle RSU Award”), in each case, as in effect immediately prior to the Effective Time.  Accordingly, from and after the Effective Time: (i) each Assumed Pinnacle RSU Award shall relate solely to shares of Newco Common Stock; (ii) the number of shares of Newco Common Stock underlying each Assumed Pinnacle RSU Award shall be equal to the number of shares of Pinnacle Common Stock that were underlying such Assumed Pinnacle RSU Award immediately prior to the Effective Time; and (iii) the terms and conditions of such Assumed Pinnacle RSU Award shall otherwise remain unchanged as a result of the assumption of such Assumed Pinnacle RSU Award; provided, however, that Newco’s board of directors or a committee thereof shall succeed to the authority and responsibility of Pinnacle’s Board of Directors or any committee thereof with respect to each Assumed Pinnacle RSU Award.

(c)          Treatment of Pinnacle PSU Awards.  At the Effective Time, (i) each outstanding award of performance stock units (an “Pinnacle PSU Award”) granted prior to the date hereof under the Pinnacle Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, fully vest and be converted into the right to receive (without interest), less applicable Tax withholdings, a number of shares of Newco Common Stock, rounded up to the nearest whole number of shares, equal to the number of shares of Pinnacle Common Stock subject to such Pinnacle PSU Award (with such number of shares of Pinnacle Common Stock determined based on maximum performance) immediately prior to the Effective Time, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date and (ii) an amount in cash equal to the amount of all dividend equivalents accrued but unpaid as of the Effective Time with respect to the maximum amount of such Pinnacle PSU Award will be paid in cash to the holder thereof (without interest), less applicable Tax withholdings, as soon as reasonably practicable following the Closing Date and in no event later than the payroll date in respect of the first full payroll period following the Closing Date.

(d)          Pinnacle Actions.  At or prior to the Effective Time, the Pinnacle Board of Directors or the appropriate committee thereof shall adopt any resolutions that are necessary to effectuate the treatment of the Pinnacle Restricted Stock Awards, the Pinnacle RSU Awards, the Assumed Pinnacle RSU Awards and the Pinnacle PSU Awards (collectively, the “Pinnacle Equity Awards”) as contemplated by this Section 2.8.

ARTICLE III
FRS MEMBERSHIP AND BANK MERGER

3.1          FRS Membership and Bank Merger.  Immediately following the Effective Time, Pinnacle Bank, a Tennessee-chartered bank and, prior to the Effective Time, a wholly-owned Subsidiary of Pinnacle (“Pinnacle Bank”), shall become a member bank of the Federal Reserve System (the “FRS Membership”).  Immediately following the effectiveness of the FRS Membership and the Effective Time, Synovus Bank, a Georgia-chartered bank and wholly-owned Subsidiary of Synovus (“Synovus Bank”), will merge with and into Pinnacle Bank (the “Bank Merger”).  Pinnacle Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Synovus Bank shall cease.  Promptly after the date of this Agreement, Pinnacle Bank and Synovus Bank will enter into an agreement and plan of merger in substantially the form set forth in Exhibit C (the “Bank Merger Agreement”).  Each of Pinnacle and Synovus shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Pinnacle Bank and Synovus Bank, respectively, and Pinnacle and Synovus shall, and shall cause Pinnacle Bank and Synovus Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time.  The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law, or as mutually agreed by Synovus and Pinnacle.

ARTICLE IV
EXCHANGE OF SHARES

4.1          Newco to Make Consideration Available.  At or prior to the Effective Time, Newco shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by Pinnacle and Synovus (the “Exchange Agent”), for exchange in accordance with this Article IV for the benefit of the holders of Old Certificates (which for purposes of this Article IV shall be deemed to include certificates or book-entry account statements representing shares of Synovus Preferred Stock and Pinnacle Preferred Stock), certificates or evidence in book-entry form, representing shares of Newco Common Stock or Newco Preferred Stock to be issued pursuant to Section 2.4 and Section 2.6, respectively (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 4.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of Newco Common Stock or Newco Preferred Stock payable in accordance with Section 4.2, being hereinafter referred to as the “Exchange Fund”).

4.2          Exchange of Shares.

(a)          As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Newco shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Newco Common Stock and Newco Preferred Stock, as applicable, pursuant to Article II, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Newco Common Stock and any cash in lieu of fractional shares or shares of Newco Preferred Stock, as applicable, which the shares of Synovus Common Stock, Synovus Preferred Stock, Pinnacle Common Stock or Pinnacle Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to this Section 4.2.  Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of Newco Common Stock to which such holder of Synovus Common Stock or Pinnacle Common Stock shall have become entitled pursuant to the provisions of Article II and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article IV and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 4.2 or (ii) (A) a New Certificate representing that number of shares of Newco Preferred Stock to which such holder of Synovus Preferred Stock or Pinnacle Preferred Stock shall have become entitled pursuant to the provisions of Article II, and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 4.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates.  Until surrendered as contemplated by this Section 4.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Newco Common Stock or shares of Newco Preferred Stock which the shares of Synovus Common Stock, Synovus Preferred Stock, Pinnacle Common Stock or Pinnacle Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of any dividends or distributions as contemplated by this Section 4.2.

(b)          No dividends or other distributions declared with respect to Newco Common Stock or Newco Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article IV.  After the surrender of an Old Certificate in accordance with this Article IV, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of Newco Common Stock or shares of Newco Preferred Stock that the shares of Synovus Common Stock, Synovus Preferred Stock, Pinnacle Common Stock or Pinnacle Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c)          If any New Certificate representing shares of Newco Common Stock or Newco Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Newco Common Stock or Newco Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the Effective Time, there shall be no transfers on the stock transfer books of Synovus and Pinnacle of the shares of Synovus Common Stock, Synovus Preferred Stock, Pinnacle Common Stock and Pinnacle Preferred Stock, as applicable, that were issued and outstanding immediately prior to the Effective Time, as applicable.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Newco Common Stock or Newco Preferred Stock, as applicable, as provided in this Article IV.

(e)          Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Newco Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Newco Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Newco.  In lieu of the issuance of any such fractional share, Newco shall pay to each former holder of Synovus Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale price of Pinnacle Common Stock on the Nasdaq Stock Market (“NASDAQ”), as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day preceding the Closing Date (the “Pinnacle Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Synovus Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Newco Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.4(a).  The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)          Any portion of the Exchange Fund that remains unclaimed by the shareholders of Synovus and Pinnacle for twelve (12) months after the Effective Time shall be paid to the Surviving Entity.  Any former holders of Synovus Common Stock, Synovus Preferred Stock, Pinnacle Common Stock or Pinnacle Preferred Stock who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Entity for payment of the shares of Newco Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Newco Common Stock deliverable in respect of each former share of Synovus Common Stock and Pinnacle Common Stock such holder holds as determined pursuant to this Agreement, or the shares of Newco Preferred Stock and any unpaid dividends and distributions on the Newco Preferred Stock deliverable in respect of each former share of Synovus Preferred Stock and Pinnacle Preferred Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Pinnacle, Synovus, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Synovus Common Stock, Synovus Preferred Stock, Pinnacle Common Stock or Pinnacle Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)          Newco, Synovus and Pinnacle shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Newco Common Stock, cash dividends or distributions payable pursuant to this Section 4.2 or any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so deducted and withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.

(h)          In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Newco or the Exchange Agent, the posting by such person of a bond in such amount as Newco or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares, and any cash in lieu of fractional shares, of Newco Common Stock, or the shares of Newco Preferred Stock, as applicable, deliverable in respect thereof pursuant to this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SYNOVUS

Except (a) as disclosed in the disclosure schedule delivered by Synovus to Pinnacle concurrently herewith (the “Synovus Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Synovus Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Synovus that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article V shall be deemed to qualify (1) any other section of this Article V specifically referenced or cross-referenced and (2) other sections of this Article V to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Synovus Reports filed with the SEC by Synovus since December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Synovus hereby represents and warrants to Pinnacle as follows:

5.1          Corporate Organization.

(a)          Synovus is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act.  Synovus has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  Synovus is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to Pinnacle, Synovus or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural manmade disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions or (z) such first person is deemed to control for purposes of the BHC Act; provided that, with respect to Pinnacle, Bankers Healthcare Group, LLC and its Subsidiaries (collectively, “BHG”) shall not be considered Subsidiaries of Pinnacle.  True and complete copies of the restated articles of incorporation of Synovus (the “Synovus Articles”) and the restated bylaws of Synovus (the “Synovus Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by Synovus to Pinnacle.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus, each Subsidiary of Synovus (a “Synovus Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of Synovus or any Subsidiary of Synovus to pay dividends or distributions except, in the case of Synovus or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  Synovus Bank is the only depository institution Subsidiary of Synovus, and the deposit accounts of Synovus Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “Bank Merger Act”)) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 5.1(b) of the Synovus Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Synovus as of the date hereof.  True and complete copies of the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended (the “Organizational Documents”), of Synovus Bank as in effect as of the date of this Agreement have previously been made available by Synovus to Pinnacle.  There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Synovus other than the Synovus Subsidiaries.

5.2          Capitalization.

(a)          The authorized capital stock of Synovus consists of 342,857,142 shares of Synovus Common Stock and 100,000,000 shares of preferred stock, no par value.  As of July 21, 2025, there were (i) 138,791,690 shares of Synovus Common Stock issued and outstanding; (ii) 33,921,100 shares of Synovus Common Stock held in treasury; (iii) 95,676 shares of Synovus Common Stock reserved for issuance upon the exercise of outstanding Synovus Stock Options; (iv) 1,437,200 shares of Synovus Common Stock subject to outstanding Synovus RSU Awards; (v) 447,952 shares of Synovus Common Stock subject to outstanding Synovus PSU Awards (assuming performance goals are satisfied at the target level) and 671,928 shares of Synovus Common Stock subject to outstanding Synovus PSU Awards (assuming performance goals are satisfied at the maximum level); (vi) 8,000,000 shares of Synovus Series D Preferred Stock issued and outstanding and (vii) 14,000,000 shares of Synovus Series E Preferred Stock issued and outstanding.  As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since July 21, 2025 resulting from the exercise, vesting or settlement of any Synovus Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Synovus issued, reserved for issuance or outstanding.  All the issued and outstanding shares of Synovus Common Stock and Synovus Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Synovus is current on all dividends payable on the outstanding shares of Synovus Preferred Stock, and has complied in all material respects with terms and conditions thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Synovus may vote.  As of the date hereof, no trust preferred or subordinated debt securities of Synovus are issued or outstanding.  Other than Synovus Equity Awards issued prior to the date of this Agreement as described in this Section 5.2(a) and rights under the Synovus ESPP and the Synovus DSPP, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Synovus, or contracts, commitments, understandings or arrangements by which Synovus may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Synovus, or that otherwise obligate Synovus to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Synovus Securities”).  Other than Synovus Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Synovus or any of its Subsidiaries) are outstanding.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Synovus or any of its Subsidiaries is a party with respect to the voting or transfer of Synovus Common Stock, capital stock or other voting or equity securities or ownership interests of Synovus or granting any shareholder or other person any registration rights.  No Synovus Subsidiary owns any capital stock of Synovus.

(b)          Each Synovus Stock Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the Synovus Stock Plan pursuant to which it was issued, and (ii) has an exercise price per share equal to or greater than the fair market value of a share on the date of such grant.

(c)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus, Synovus owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Synovus Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no Synovus Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

5.3          Authority; No Violation.

(a)          Synovus has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly approved by the Board of Directors of Synovus.  The Board of Directors of Synovus has determined that the transactions contemplated hereby (including the Merger), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Synovus and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Synovus’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for (i) the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by all shares of Synovus Common Stock entitled to vote on this Agreement (the “Requisite Synovus Vote”), (ii) the approval of the Bank Merger Agreement by Synovus as Synovus Bank’s sole shareholder and (iii) the Newco Shareholder Approval, no other corporate proceedings on the part of Synovus are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Synovus and (assuming due authorization, execution and delivery by Pinnacle) constitutes a valid and binding obligation of Synovus, enforceable against Synovus in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)          Neither the execution and delivery of this Agreement by Synovus nor the consummation by Synovus of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Synovus with any of the terms or provisions hereof, will (i) violate any provision of the Synovus Articles or the Synovus Bylaws or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Synovus or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Synovus or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Synovus or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus.

5.4          Consents and Approvals.  Except for (i) the filing of any required applications, filings and notices, as applicable, with NASDAQ or the New York Stock Exchange (“NYSE”), and the approval of the listing of the shares of Newco Common Stock and Newco Preferred Stock (or, in the case of the Newco Series C Preferred Stock, depositary shares in respect thereof) to be issued pursuant to this Agreement on the NYSE, (ii) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act with respect to the Merger, the Federal Reserve Act with respect to the FRS Membership and the Bank Merger Act with respect to the Bank Merger and approval or waiver of such applications, filings and notices, (iii) the filing of any required applications, filings and notices, as applicable, with the Commissioner of the Tennessee Department of Financial Institutions and the Georgia Department of Banking and Finance, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Synovus’s and Pinnacle’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Newco in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (vi) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the Georgia Secretary pursuant to the GBCC, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Newco Common Stock and Newco Preferred Stock (or, in the case of the Newco Series C Preferred Stock, depositary shares in respect thereof) pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (an “SRO” and, each of the preceding, a “Governmental Entity”) are necessary in connection with (x) the execution and delivery by Synovus of this Agreement or (y) the consummation by Synovus of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, Synovus is not aware of any reason why any of the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the FRS Membership or the Bank Merger on a timely basis.

5.5          Reports.  Synovus and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any SRO (clauses (i) – (vi), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus.  Subject to Section 11.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Synovus and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Synovus, investigation into the business or operations of Synovus or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus.  Subject to Section 11.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Synovus or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Synovus or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus.

5.6          Financial Statements.

(a)          The financial statements of Synovus and its Subsidiaries included (or incorporated by reference) in the Synovus Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Synovus and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Synovus and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Synovus and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Since December 31, 2022, no independent public accounting firm of Synovus has resigned (or informed Synovus that it intends to resign) or been dismissed as independent public accountants of Synovus as a result of or in connection with any disagreements with Synovus on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, neither Synovus nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Synovus included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Synovus and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Synovus or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Synovus.  Synovus (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Synovus, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Synovus by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Synovus’s outside auditors and the audit committee of Synovus’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Synovus’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Synovus’s internal controls over financial reporting.  These disclosures were made in writing by management to Synovus’s auditors and audit committee.  There is no reason to believe that Synovus’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due in the future.

(d)          Since January 1, 2023, (i) neither Synovus nor any of its Subsidiaries, nor, to the knowledge of Synovus, any director, officer, auditor, accountant or representative of Synovus or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Synovus or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Synovus or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Synovus or any of its Subsidiaries, whether or not employed by Synovus or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Synovus or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Synovus or any committee thereof or the Board of Directors or similar governing body of any Synovus Subsidiary or any committee thereof, or to the knowledge of Synovus, to any director or officer of Synovus or any Synovus Subsidiary.

5.7          Broker’s Fees.  With the exception of the engagement of Morgan Stanley & Co. LLC (the “Morgan Stanley”), neither Synovus nor any Synovus Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.  Synovus has disclosed to Pinnacle as of the date hereof the engagement letter pursuant to which Morgan Stanley has been engaged by Synovus in connection with the Merger and the other transactions contemplated hereunder.

5.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus.

(b)          Since December 31, 2024, through the date of this Agreement, Synovus and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

5.9          Legal and Regulatory Proceedings.

(a)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Synovus, neither Synovus nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Synovus, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Synovus or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Synovus, any of its Subsidiaries or the assets of Synovus or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

5.10        Taxes and Tax Returns.

(a)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Synovus: Each of Synovus and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete;  neither Synovus nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course);  all Taxes of Synovus and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid;  each of Synovus and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party;  neither Synovus nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;  neither Synovus nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Synovus or its Subsidiaries;  neither Synovus nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) such an agreement or arrangement exclusively between or among Synovus and its Subsidiaries or (y) commercial agreements the principal purpose of which does not relate to Taxes);  neither Synovus nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which is or was Synovus) or (B) has any liability for the Taxes of any person (other than Synovus or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or otherwise by operation of law;  neither Synovus nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code; and neither Synovus nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, tariff, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all interest, penalties, additions to tax and additional amounts thereon.

(c)          As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

5.11        Employees.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, each Synovus Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  For purposes of this Agreement, the term “Synovus Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Synovus or any Subsidiary or any trade or business of Synovus or any of its Subsidiaries, whether or not incorporated, all of which together with Synovus would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Synovus ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Synovus or any of its Subsidiaries or any Synovus ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Synovus or any of its Subsidiaries or any Synovus ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b)          Synovus has made available to Pinnacle true and complete copies of each material Synovus Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c)          The IRS has issued a favorable determination letter or opinion with respect to each Synovus Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Synovus Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Synovus, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Synovus Qualified Plans or the related trust.

(d)          Except as would not result in any material liability to Synovus and its Subsidiaries, taken as a whole, with respect to each Synovus Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code:  (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Synovus Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Synovus Benefit Plan’s actuary with respect to such Synovus Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Synovus Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Synovus or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Synovus Benefit Plan.

(e)          None of Synovus and its Subsidiaries nor any Synovus ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Synovus and its Subsidiaries nor any Synovus ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)          Except as would not result in any material liability to Synovus and its Subsidiaries, taken as a whole, no Synovus Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, all contributions required to be made to any Synovus Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Synovus Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Synovus.

(h)          There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Synovus’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Synovus Benefit Plans, any fiduciaries thereof with respect to their duties to the Synovus Benefit Plans or the assets of any of the trusts under any of the Synovus Benefit Plans that would reasonably be expected to result in any liability of Synovus or any of its Subsidiaries in an amount that would be material to Synovus and its Subsidiaries, taken as a whole.

(i)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, none of Synovus and its Subsidiaries nor any Synovus ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Synovus Benefit Plans or their related trusts, Synovus, any of its Subsidiaries or any Synovus ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Synovus or any of its Subsidiaries, or result in any limitation on the right of Synovus or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Synovus Benefit Plan or related trust on or after the Effective Time.

(k)          No Synovus Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, there are no pending or, to Synovus’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Synovus or any of its Subsidiaries, or any strikes or other labor disputes against Synovus or any of its Subsidiaries.  Neither Synovus nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Synovus or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, there are no pending or, to the knowledge of Synovus, threatened organizing efforts by any union or other group seeking to represent any employees of Synovus or any of its Subsidiaries.

(m)         Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, Synovus and its Subsidiaries are in compliance with, and since January 1, 2023 have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(n)          (i) No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since January 1, 2023 against any individual in his or her capacity as an officer or director of Synovus who is subject to the reporting requirements of Section 16(a) of the Exchange Act (“Synovus Insider”), (ii) since January 1, 2023, neither Synovus nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Synovus Insiders, and (iii) there are no proceedings currently pending or, to the knowledge of Synovus, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as a Synovus Insider.

5.12        SEC Reports.  Synovus has previously made available to Pinnacle an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by Synovus pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Synovus Reports”) and (b) communication mailed by Synovus to its shareholders since December 31, 2022 and prior to the date hereof, and no such Synovus Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2022, as of their respective dates, all Synovus Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Synovus has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Synovus Reports.

5.13        Compliance with Applicable Law.

(a)          Synovus and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus, and to the knowledge of Synovus, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus, Synovus and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order (including any Executive Order), rule, regulation, policy and/or guideline of any Governmental Entity relating to Synovus or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes “personal data,” “nonpublic personal information,” “personal information” or any other equivalent term as defined under or otherwise protected by applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Synovus and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Synovus and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Synovus and its Subsidiaries conduct business.

(c)          Synovus Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d)          Synovus maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data or information technology systems or networks (collectively, “IT Assets”), (ii) unauthorized or unlawful operations performed upon Personal Data or IT Assets, or (iii) other act or omission that compromises the security or confidentiality of Personal Data or IT Assets (clauses (i) through (iii), a “Security Breach”).  To the knowledge of Synovus, Synovus and its Subsidiaries have not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus.  To the knowledge of Synovus, there are no data security or other technological vulnerabilities with respect to IT Assets owned or used by Synovus or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Synovus.

(e)          Without limitation, none of Synovus or any of its Subsidiaries, or to the knowledge of Synovus, any director, officer, employee, agent or other person acting on behalf of Synovus or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Synovus or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Synovus or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Synovus or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Synovus or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Synovus or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Synovus or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or (vii) has engaged during the past five years with any person designated by a Governmental Entity as of “primary money laundering concern,” except, in each case (i) through (vii), as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus.

(f)          As of the date hereof, each of Synovus and Synovus Bank is “well-capitalized” (as such term is defined in the relevant regulations of the Federal Reserve Board).

(g)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus, (i) Synovus and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Synovus, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

5.14        Certain Contracts.

(a)          Except as set forth in Section 5.14(a) of the Synovus Disclosure Schedule or as filed with any Synovus Reports, as of the date hereof, neither Synovus nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Synovus Benefit Plan and any contract, arrangement, commitment or understanding solely among Synovus and any wholly owned Subsidiaries of Synovus or solely among wholly owned Subsidiaries of Synovus:

(i)          which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)         which contains a provision that materially restricts the conduct of any line of business by Synovus or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);

(iii)        with or to a labor union or guild with respect to any employees of Synovus or any of its Subsidiaries (including any collective bargaining agreement);

(iv)        any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Synovus Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Synovus;

(v)         (A) that relates to the incurrence of indebtedness by Synovus or any of its Subsidiaries, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Synovus or any of its Subsidiaries of, or any similar commitment by Synovus or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $20,000,000 or more;

(vi)        that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Synovus or its Subsidiaries, taken as a whole;

(vii)       which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by Synovus or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice) other than with respect to indebtedness disclosed in any Synovus Reports;

(viii)      that is a settlement, consent or similar agreement and contains any material continuing obligations of Synovus or any of its Subsidiaries; or

(ix)        that relates to the acquisition or disposition of any person, business or asset and under which Synovus or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 5.14(a), whether or not set forth in the Synovus Disclosure Schedule, is referred to herein as a “Synovus Contract.”  Synovus has made available to Pinnacle true, correct and complete copies of each Synovus Contract in effect as of the date hereof.

(b)          (i) Each Synovus Contract is valid and binding on Synovus or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus, (ii) Synovus and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Synovus Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus, (iii) to the knowledge of Synovus, each third-party counterparty to each Synovus Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Synovus Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus, (iv) neither Synovus nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Synovus Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Synovus or any of its Subsidiaries, or to the knowledge of Synovus, any other party thereto, of or under any such Synovus Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus.

5.15        Agreements with Regulatory Agencies.  Subject to Section 11.14, neither Synovus nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Synovus Disclosure Schedule, a “Synovus Regulatory Agreement”), nor has Synovus or any of its Subsidiaries been advised in writing, or to Synovus’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Synovus Regulatory Agreement.

5.16        Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, Synovus and its Subsidiaries are in compliance, and have complied since January 1, 2023, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Synovus, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Synovus or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Synovus, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus.  To the knowledge of Synovus, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus.  Synovus is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus.

5.17        Investment Securities and Commodities.  Each of Synovus and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Synovus’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Synovus or its Subsidiaries.  Such securities and commodities are valued on the books of Synovus in accordance with GAAP in all material respects.

5.18        Real Property.  Synovus or a Synovus Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Synovus Reports as being owned by Synovus or a Synovus Subsidiary or acquired after the date thereof which are material to Synovus’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Synovus Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Synovus Reports or acquired after the date thereof which are material to Synovus’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Synovus Owned Properties, the “Synovus Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Synovus, the lessor.  There are no pending or, to the knowledge of Synovus, threatened condemnation proceedings against the Synovus Real Property.

5.19        Intellectual Property.  Synovus and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of their respective businesses as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus:  (a) (i) to the knowledge of Synovus, the use of any Intellectual Property by Synovus and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Synovus or any of its Subsidiaries acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Synovus that Synovus or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Synovus, no person is challenging, infringing on or otherwise violating any right of Synovus or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Synovus or its Subsidiaries, and (c) neither Synovus nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property owned by Synovus or any of its Subsidiaries, and Synovus and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Synovus and its Subsidiaries.  Synovus and its Subsidiaries have taken commercially reasonable efforts to protect the Trade Secrets owned or held by Synovus and its Subsidiaries, as applicable.  For purposes of this Agreement, “Intellectual Property” means all rights in any jurisdiction throughout the world in or to: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, source code, data, databases, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

5.20        Related Party Transactions.

(a)          As of the date hereof, except as set forth in any Synovus Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Synovus or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Synovus or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Synovus Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Synovus) on the other hand, of the type required to be reported in any Synovus Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(b)          There are no outstanding written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) made by Synovus or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Synovus or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

5.21        State Takeover Laws.  The Board of Directors of Synovus has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Synovus Articles or Synovus Bylaws (collectively, with any similar provisions of the Pinnacle Articles or Pinnacle Bylaws, “Takeover Statutes”).  In accordance with Section 14-2-1302 of the GBCC, no appraisal or dissenters’ rights will be available to the holders of Synovus Common Stock or Synovus Preferred Stock in connection with the Merger.

5.22        Reorganization.  Synovus has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Pinnacle Merger or the Synovus Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.23        Opinion.  Prior to the execution of this Agreement, the Board of Directors of Synovus has received an opinion (which if initially rendered orally, has been or will be confirmed in writing) from Morgan Stanley to the effect that as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders (other than Pinnacle and its affiliates) of Synovus Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

5.24        Synovus Information.  The information relating to Synovus and its Subsidiaries or that is provided by Synovus or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to Pinnacle or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

5.25        Loan Portfolio.

(a)          As of the date hereof, except as set forth in Section 5.25(a) of the Synovus Disclosure Schedule, neither Synovus nor any of its Subsidiaries is a party to any Loans in which Synovus or any Subsidiary of Synovus is a creditor that, as of March 31, 2025, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of March 31, 2025, over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 5.25(a) of the Synovus Disclosure Schedule is a true, correct and complete list of (i) all of the Loans of Synovus and its Subsidiaries that, as of March 31, 2025, had an outstanding balance of $5,000,000 and were classified by Synovus as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Synovus or any of its Subsidiaries that, as of March 31, 2025, is classified as “Other Real Estate Owned” and the book value thereof.  Since December 31, 2022 through the date hereof, Synovus has not changed, in any material respect, its process or standards for the classifications referred to in the immediately preceding sentence.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, each Loan of Synovus or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Synovus and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Synovus, each outstanding Loan of Synovus or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Synovus and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

5.26        Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Synovus, (a) Synovus and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Synovus reasonably has determined to be prudent and consistent with industry practice, and Synovus and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Synovus and its Subsidiaries, Synovus or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Synovus or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Synovus nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

5.27        Investment Advisor Subsidiary.

(a)          Certain Subsidiaries of Synovus are registered, licensed or qualified, or are required to be registered, licensed or qualified, in connection with the provision of investment management, investment advisory or sub-advisory services (each such Subsidiary, a “Synovus Advisory Subsidiary”).  Each Synovus Advisory Subsidiary is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and has operated since January 1, 2023 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except, in each case, as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Synovus.

(b)          The accounts of each advisory client of Synovus or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable Synovus Advisory Subsidiary in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Synovus.

(c)          None of the Synovus Advisory Subsidiaries nor any person “associated”  (as defined in the Investment Advisers Act) with any Synovus Advisory Subsidiaries is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Synovus.

5.28        Insurance Subsidiary.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Synovus, (i) since January 1, 2023, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Synovus Subsidiary (“Synovus Agent”) wrote, sold, produced, managed, administered or procured business for a Synovus Subsidiary, such Synovus Agent was, at the time the Synovus Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Synovus Agent has been since January 1, 2023, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Synovus Agent’s writing, sale, management, administration or production of insurance business for any Synovus Insurance Subsidiary and (iii) each Synovus Agent was appointed by Synovus or a Synovus Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Synovus Agent were undertaken in compliance with applicable insurance laws, rules and regulations.  “Synovus Insurance Subsidiary” means each Subsidiary of Synovus through which insurance operations is conducted.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Synovus, (i) since January 1, 2023, Synovus and the Synovus Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Synovus Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each Synovus Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

5.29        Broker-Dealer Subsidiary.

(a)          Synovus has certain Subsidiaries that are registered, licensed or qualified, or are required to be registered, licensed or qualified, as a broker-dealer in accordance with any regulatory or legal requirement applicable to such Synovus Subsidiary (each, a “Synovus Broker-Dealer Subsidiary”).  Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Synovus:  (i) each Synovus Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each Synovus Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SROs and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each Synovus Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of Synovus, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Synovus, (i) none of the Synovus Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Synovus Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of Synovus, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

5.30        No Other Representations or Warranties.

(a)          Except for the representations and warranties made by Synovus in this Article V, neither Synovus nor any other person makes any express or implied representation or warranty with respect to Synovus, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Synovus hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Synovus nor any other person makes or has made any representation or warranty to Pinnacle or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Synovus, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Synovus in this Article V, any oral or written information presented to Pinnacle or any of its affiliates or representatives in the course of their due diligence investigation of Synovus, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          Synovus acknowledges and agrees that neither Pinnacle nor any other person on behalf of Pinnacle has made or is making, and Synovus has not relied upon, any express or implied representation or warranty other than those contained in Article VI.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PINNACLE

Except (a) as disclosed in the disclosure schedule delivered by Pinnacle to Synovus concurrently herewith (the “Pinnacle Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Pinnacle Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Pinnacle that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article VI shall be deemed to qualify (1) any other section of this Article VI specifically referenced or cross-referenced and (2) other sections of this Article VI to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Pinnacle Reports filed with the SEC by Pinnacle since December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Pinnacle hereby represents and warrants to Synovus as follows:

6.1          Corporate Organization.

(a)          Pinnacle is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act.  Pinnacle has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  Pinnacle is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle.  True and complete copies of the amended and restated charter of Pinnacle (the “Pinnacle Articles”) and the third amended and restated bylaws of Pinnacle (the “Pinnacle Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by Pinnacle to Synovus.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle, each Subsidiary of Pinnacle (a “Pinnacle Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of Pinnacle or any Subsidiary of Pinnacle to pay dividends or distributions except, in the case of Pinnacle or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  Pinnacle Bank is the only depository institution Subsidiary of Pinnacle, and the deposit accounts of Pinnacle Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Bank Merger Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 6.1(b) of the Pinnacle Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Pinnacle as of the date hereof.  True and complete copies of the Organizational Documents of Pinnacle Bank as in effect as of the date of this Agreement have previously been made available by Pinnacle to Synovus.  There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Pinnacle other than the Pinnacle Subsidiaries.

6.2          Capitalization.

(a)          The authorized capital stock of Pinnacle consists of 180,000,000 shares of Pinnacle Common Stock, and 10,000,000 shares of preferred stock, no par value.  As of July 21, 2025, there were (i) 77,567,332 shares of Pinnacle Common Stock issued and outstanding, including 637,131 shares of Pinnacle Common Stock granted in respect of outstanding Pinnacle Restricted Stock Awards; (ii) zero shares of Pinnacle Common Stock held in treasury; (iii) 94,820 shares of Pinnacle Common Stock reserved for issuance upon the settlement of outstanding Pinnacle RSU Awards; (iv) 558,903 shares of Pinnacle Common Stock (assuming performance goals are satisfied at the target level) and 857,498 shares of Pinnacle Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance unit awards in respect of shares of Pinnacle Common Stock (“Pinnacle PSU Awards”); and (v) 225,000 depositary shares, each representing 1/40th interest in a share of Pinnacle Preferred Stock, issued and outstanding.  As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since July 21, 2025 resulting from the exercise, vesting or settlement of any Pinnacle Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Pinnacle issued, reserved for issuance or outstanding.  All the issued and outstanding shares of Pinnacle Common Stock and Pinnacle Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Pinnacle is current on all dividends payable on the outstanding shares of Pinnacle Preferred Stock, and has complied in all material respects with terms and conditions thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Pinnacle may vote.  As of the date hereof, no trust preferred or subordinated debt securities of Pinnacle are issued or outstanding.  Other than Pinnacle Restricted Stock Awards, Pinnacle RSU Awards, Pinnacle PSU Awards and Pinnacle Preferred Stock, issued prior to the date of this Agreement as described in this Section 6.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Pinnacle, or contracts, commitments, understandings or arrangements by which Pinnacle may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Pinnacle or that otherwise obligate Pinnacle to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Pinnacle Securities”).  Other than the Pinnacle Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Pinnacle or any of its Subsidiaries) are outstanding.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Pinnacle or any of its Subsidiaries is a party with respect to the voting or transfer of Pinnacle Common Stock, capital stock or other voting or equity securities or ownership interests of Pinnacle or granting any shareholder or other person any registration rights.  No Pinnacle Subsidiary owns any capital stock of Pinnacle.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle, Pinnacle owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Pinnacle Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, no Pinnacle Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

6.3          Authority; No Violation.

(a)          Pinnacle has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly approved by the Board of Directors of Pinnacle.  The Board of Directors of Pinnacle has determined that the transactions contemplated hereby (including the Merger), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Pinnacle and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Pinnacle’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for (i) the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by all shares of Pinnacle Common Stock entitled to vote on this Agreement (the “Requisite Pinnacle Vote”), (ii) the approval of the Bank Merger Agreement by Pinnacle as Pinnacle Bank’s sole shareholder and (iii) the Newco Shareholder Approval, no other corporate proceedings on the part of Pinnacle are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Pinnacle and (assuming due authorization, execution and delivery by Synovus) constitutes a valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)          Neither the execution and delivery of this Agreement by Pinnacle, nor the consummation by Pinnacle of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Pinnacle with any of the terms or provisions hereof, will (i) violate any provision of the Pinnacle Articles or the Pinnacle Bylaws or (ii) assuming that the consents and approvals referred to in Section 6.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Pinnacle or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Pinnacle or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Pinnacle or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Synovus.

6.4          Consents and Approvals.  Except for (i) the filing of any required applications, filings and notices, as applicable, with NASDAQ or the NYSE, and the approval of the listing of the shares of Newco Common Stock and Newco Preferred Stock (or, in the case of the Newco Series C Preferred Stock, depositary shares in respect thereof) to be issued pursuant to this Agreement on the NYSE, (ii) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act with respect to the Merger, the Federal Reserve Act with respect to the FRS Membership and the Bank Merger Act with respect to the Bank Merger and approval or waiver of such applications, filings and notices, (iii) the filing of any required applications, filings and notices, as applicable, with the Commissioner of the Tennessee Department of Financial Institutions and the Georgia Department of Banking and Finance, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (v) the filing with the SEC of the Joint Proxy Statement, and the S-4 and the declaration by the SEC of the effectiveness of the S-4, (vi) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA and the Georgia Secretary pursuant to the GBCC, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Newco Common Stock and Newco Preferred Stock (or, in the case of the Newco Series C Preferred Stock, depositary shares in respect thereof) pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by Pinnacle of this Agreement or (y) the consummation by Pinnacle of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, Pinnacle is not aware of any reason why any of the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the FRS Membership or the Bank Merger on a timely basis.

6.5          Reports.  Pinnacle and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pinnacle.  Subject to Section 11.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Pinnacle and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Pinnacle, investigation into the business or operations of Pinnacle or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle.  Subject to Section 11.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Pinnacle or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Pinnacle or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle.

6.6          Financial Statements.

(a)          The financial statements of Pinnacle and its Subsidiaries included (or incorporated by reference) in the Pinnacle Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Pinnacle and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Pinnacle and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Pinnacle and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Since December 31, 2022, no independent public accounting firm of Pinnacle has resigned (or informed Pinnacle that it intends to resign) or been dismissed as independent public accountants of Pinnacle as a result of or in connection with any disagreements with Pinnacle on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, neither Pinnacle nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Pinnacle included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of Pinnacle and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Pinnacle or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Pinnacle.  Pinnacle (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Pinnacle, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Pinnacle by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Pinnacle’s outside auditors and the audit committee of Pinnacle’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Pinnacle’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Pinnacle’s internal controls over financial reporting.  These disclosures were made in writing by management to Pinnacle’s auditors and audit committee.  There is no reason to believe that Pinnacle’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due in the future.

(d)          Since January 1, 2023, (i) neither Pinnacle nor any of its Subsidiaries, nor, to the knowledge of Pinnacle, any director, officer, auditor, accountant or representative of Pinnacle or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Pinnacle or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Pinnacle or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Pinnacle or any of its Subsidiaries, whether or not employed by Pinnacle or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Pinnacle or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Pinnacle or any committee thereof or the Board of Directors or similar governing body of any Pinnacle Subsidiary or any committee thereof, or to the knowledge of Pinnacle, to any director or officer of Pinnacle or any Pinnacle Subsidiary.

6.7          Broker’s Fees.  With the exception of the engagement of Centerview Partners LLC, neither Pinnacle nor any Pinnacle Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.  Pinnacle has disclosed to Synovus as of the date hereof the engagement letter pursuant to which Centerview Partners LLC has been engaged by Pinnacle in connection with the Merger and the other transactions contemplated hereunder.

6.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle.

(b)          Since December 31, 2024, through the date of this Agreement, Pinnacle and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

6.9          Legal and Regulatory Proceedings.

(a)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Pinnacle, none of Pinnacle, any of its Subsidiaries or BHG is a party to any, and there are no outstanding or pending or, to the knowledge of Pinnacle, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Pinnacle, any of its Subsidiaries, BHG or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Pinnacle, any of its Subsidiaries or BHG or the assets of Pinnacle, any of its Subsidiaries or BHG (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).

6.10        Taxes and Tax Returns.  Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Pinnacle: Each of Pinnacle and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete;  neither Pinnacle nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course);  all Taxes of Pinnacle and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid;  each of Pinnacle and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party;  neither Pinnacle nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;  neither Pinnacle nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Pinnacle or its Subsidiaries;  neither Pinnacle nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) such an agreement or arrangement exclusively between or among Pinnacle and its Subsidiaries or (y) commercial agreements the principal purpose of which does not relate to Taxes);  neither Pinnacle nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which is or was Pinnacle) or (B) has any liability for the Taxes of any person (other than Pinnacle or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or otherwise by operation of law;  neither Pinnacle nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code; and neither Pinnacle nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

6.11        Employees.

(a)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, each Pinnacle Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  For purposes of this Agreement, the term “Pinnacle Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Pinnacle or any Subsidiary or any trade or business of Pinnacle or any of its Subsidiaries, whether or not incorporated, all of which together with Pinnacle would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “Pinnacle ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Pinnacle or any of its Subsidiaries or any Pinnacle ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Pinnacle or any of its Subsidiaries or any Pinnacle ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b)          Pinnacle has made available to Synovus true and complete copies of each material Pinnacle Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c)          The IRS has issued a favorable determination letter or opinion with respect to each Pinnacle Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Pinnacle Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Pinnacle, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Pinnacle Qualified Plans or the related trust.

(d)          Except as would not result in any material liability to Pinnacle and its Subsidiaries, taken as a whole, with respect to each Pinnacle Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code:  (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Pinnacle Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Pinnacle Benefit Plan’s actuary with respect to such Pinnacle Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Pinnacle Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Pinnacle or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Pinnacle Benefit Plan.

(e)          None of Pinnacle and its Subsidiaries nor any Pinnacle ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of Pinnacle and its Subsidiaries nor any Pinnacle ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f)          Except as would not result in any material liability to Pinnacle and its Subsidiaries, taken as a whole, no Pinnacle Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, all contributions required to be made to any Pinnacle Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Pinnacle Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Pinnacle.

(h)          There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Pinnacle’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Pinnacle Benefit Plans, any fiduciaries thereof with respect to their duties to the Pinnacle Benefit Plans or the assets of any of the trusts under any of the Pinnacle Benefit Plans that would reasonably be expected to result in any liability of Pinnacle or any of its Subsidiaries in an amount that would be material to Pinnacle and its Subsidiaries, taken as a whole.

(i)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, none of Pinnacle and its Subsidiaries nor any Pinnacle ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Pinnacle Benefit Plans or their related trusts, Pinnacle, any of its Subsidiaries or any Pinnacle ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Pinnacle or any of its Subsidiaries, or result in any limitation on the right of Pinnacle or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Pinnacle Benefit Plan or related trust on or after the Effective Time.

(k)          No Pinnacle Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, there are no pending or, to Pinnacle’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Pinnacle or any of its Subsidiaries, or any strikes or other labor disputes against Pinnacle or any of its Subsidiaries.  Neither Pinnacle nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Pinnacle or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, there are no pending or, to the knowledge of Pinnacle, threatened organizing efforts by any union or other group seeking to represent any employees of Pinnacle or any of its Subsidiaries.

(m)         Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, Pinnacle and its Subsidiaries are in compliance with, and since January 1, 2023 have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(n)          (i) No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since January 1, 2023 against any individual in his or her capacity as an officer or director of Pinnacle who is subject to the reporting requirements of Section 16(a) of the Exchange Act (“Pinnacle Insider”), (ii) since January 1, 2023 neither Pinnacle nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Pinnacle Insiders, and (iii) there are no proceedings currently pending or, to the knowledge of Pinnacle, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as a Pinnacle Insider.

6.12        SEC Reports.  Pinnacle has previously made available to Synovus an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by Pinnacle pursuant to the Securities Act or the Exchange Act (the “Pinnacle Reports”) and (b) communication mailed by Pinnacle to its shareholders since December 31, 2022 and prior to the date hereof, and no such Pinnacle Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2022, as of their respective dates, all Pinnacle Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Pinnacle has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Pinnacle Reports.

6.13        Compliance with Applicable Law.

(a)          Each of Pinnacle, its Subsidiaries and BHG hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle, and to the knowledge of Pinnacle, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle, each of Pinnacle, its Subsidiaries and BHG have complied with and are not in default or violation under any applicable law, statute, order (including any Executive Order), rule, regulation, policy and/or guideline of any Governmental Entity relating to Pinnacle, any of its Subsidiaries or BHG, as applicable, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each of Pinnacle, its Subsidiaries and BHG have established and maintain a system of internal controls designed to ensure compliance in all material respects by Pinnacle, its Subsidiaries and BHG with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Pinnacle, its Subsidiaries and BHG respectively conduct business.

(c)          Pinnacle Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d)          Pinnacle maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach.  To the knowledge of Pinnacle, none of Pinnacle, its Subsidiaries or BHG have experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle.  To the knowledge of Pinnacle, there are no data security or other technological vulnerabilities with respect to the IT Assets owned or used by Pinnacle, its Subsidiaries or BHG, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Pinnacle.

(e)          Without limitation, none of Pinnacle, any of its Subsidiaries or BHG, or to the knowledge of Pinnacle, any director, officer, employee, agent or other person acting on behalf of Pinnacle, any of its Subsidiaries or BHG has, directly or indirectly, (i) used any funds of Pinnacle, any of its Subsidiaries or BHG, as applicable, for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Pinnacle, any of its Subsidiaries or BHG, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Pinnacle, any of its Subsidiaries or BHG, (v) made any fraudulent entry on the books or records of Pinnacle or any of its Subsidiaries or BHG, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Pinnacle, any of its Subsidiaries or BHG, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Pinnacle, any of its Subsidiaries or BHG, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or (vii) has engaged during the past five years with any person designated by a Governmental Entity as of “primary money laundering concern,” except, in each case (i) through (vii), as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle.

(f)          As of the date hereof, each of Pinnacle and Pinnacle Bank is “well-capitalized” (as such term is defined in the relevant regulations of the Federal Reserve Board).

(g)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle, (i) each of Pinnacle, its Subsidiaries and BHG have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Pinnacle, any of its Subsidiaries, BHG or any of their respective directors, officers or employees, have committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

6.14        Certain Contracts.

(a)          Except as set forth in Section 6.14(a) of the Pinnacle Disclosure Schedule or as filed with any Pinnacle Reports, as of the date hereof, neither Pinnacle nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Pinnacle Benefit Plan and any contract, arrangement, commitment or understanding solely among Pinnacle and any wholly owned Subsidiaries of Pinnacle or solely among wholly owned Subsidiaries of Pinnacle:

(i)          which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)         which contains a provision that materially restricts the conduct of any line of business by Pinnacle or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);

(iii)        with or to a labor union or guild with respect to any employees of Pinnacle or any of its Subsidiaries (including any collective bargaining agreement);

(iv)        any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Pinnacle Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pinnacle;

(v)         (A) that relates to the incurrence of indebtedness by Pinnacle or any of its Subsidiaries, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Pinnacle or any of its Subsidiaries of, or any similar commitment by Pinnacle or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $20,000,000 or more;

(vi)        that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Pinnacle or its Subsidiaries, taken as a whole;

(vii)       which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by Pinnacle or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice) other than with respect to indebtedness disclosed in any Pinnacle Reports;

(viii)      that is a settlement, consent or similar agreement and contains any material continuing obligations of Pinnacle or any of its Subsidiaries;

(ix)        that relates to the acquisition or disposition of any person, business or asset and under which Pinnacle or its Subsidiaries have or may have a material obligation or liability; or

(x)         that is material to Pinnacle’s and its Subsidiaries’ investment in BHG.

Each contract, arrangement, commitment or understanding of the type described in this Section 6.14(a), whether or not set forth in the Pinnacle Disclosure Schedule, is referred to herein as an “Pinnacle Contract.”  Pinnacle has made available to Synovus true, correct and complete copies of each Pinnacle Contract in effect as of the date hereof.

(b)          (i) Each Pinnacle Contract is valid and binding on Pinnacle or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pinnacle, (ii) Pinnacle and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Pinnacle Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pinnacle, (iii) to the knowledge of Pinnacle, each third-party counterparty to each Pinnacle Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Pinnacle Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pinnacle, (iv) neither Pinnacle nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Pinnacle Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Pinnacle or any of its Subsidiaries or, to the knowledge of Pinnacle, any other party thereto, of or under any such Pinnacle Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Pinnacle.

6.15        Agreements with Regulatory Agencies.  Subject to Section 11.14, none of Pinnacle, any of its Subsidiaries or BHG is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Pinnacle Disclosure Schedule, an “Pinnacle Regulatory Agreement”), nor has Pinnacle or any of its Subsidiaries been advised in writing, or to Pinnacle’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Pinnacle Regulatory Agreement.

6.16        Environmental Matters.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, Pinnacle and its Subsidiaries are in compliance, and have complied since January 1, 2023, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Pinnacle, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Pinnacle or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Pinnacle, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle.  To the knowledge of Pinnacle, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle.  Pinnacle is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle.

6.17        Investment Securities and Commodities.  Each of Pinnacle and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Pinnacle’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Pinnacle or its Subsidiaries.  Such securities and commodities are valued on the books of Pinnacle in accordance with GAAP in all material respects.

6.18        Real Property.  Pinnacle or a Pinnacle Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Pinnacle Reports as being owned by Pinnacle or a Pinnacle Subsidiary or acquired after the date thereof which are material to Synovus’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Pinnacle Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Pinnacle Reports or acquired after the date thereof which are material to Synovus’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Pinnacle Owned Properties, the “Pinnacle Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Pinnacle, the lessor.  There are no pending or, to the knowledge of Pinnacle, threatened condemnation proceedings against the Pinnacle Real Property.

6.19        Intellectual Property.  Pinnacle and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle:  (a) (i) to the knowledge of Pinnacle, the use of any Intellectual Property by Pinnacle and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Pinnacle or any of its Subsidiaries acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Pinnacle that Pinnacle or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Pinnacle, no person is challenging, infringing on or otherwise violating any right of Pinnacle or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Pinnacle or its Subsidiaries, and (c) neither Pinnacle nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property owned by Pinnacle or any Pinnacle Subsidiary, and Pinnacle and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Pinnacle and its Subsidiaries.  Pinnacle and its Subsidiaries have taken commercially reasonable efforts to protect the Trade Secrets owned or held by Pinnacle and its Subsidiaries, as applicable.

6.20        Related Party Transactions.

(a)          As of the date hereof, except as set forth in any Pinnacle Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Pinnacle or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Pinnacle or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Pinnacle Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Pinnacle) on the other hand, of the type required to be reported in any Synovus Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(b)          There are no outstanding Loans made by Pinnacle or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Pinnacle or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

6.21        State Takeover Laws.  The Board of Directors of Pinnacle has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.  In accordance with Section 48-23-102 of the TBCA, no appraisal or dissenters’ rights will be available to the holders of Pinnacle Common Stock or Pinnacle Preferred Stock in connection with the Merger.

6.22        Reorganization.  Pinnacle has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede the Synovus Merger or the Pinnacle Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

6.23        Opinion.  Prior to the execution of this Agreement, the Board of Directors of Pinnacle has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Centerview Partners LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Pinnacle Exchange Ratio provided pursuant to this Agreement is fair from a financial point of view to the holders of Pinnacle Common Stock (other than shares of Pinnacle Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Synovus or Pinnacle in respect of debts previously contracted).  Such opinion has not been amended or rescinded as of the date of this Agreement.

6.24        Pinnacle Information.  The information relating to Pinnacle and its Subsidiaries or that is provided by Pinnacle or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to Synovus or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

6.25        Loan Portfolio.

(a)          As of the date hereof, except as set forth in Section 6.25(a) of the Pinnacle Disclosure Schedule, neither Pinnacle nor any of its Subsidiaries is a party to any Loan in which Pinnacle or any Subsidiary of Pinnacle is a creditor that, as of March 31, 2025, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of March 31, 2025, over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 6.25(a) of the Pinnacle Disclosure Schedule is a true, correct and complete list of (i) all of the Loans of Pinnacle and its Subsidiaries that, as of March 31, 2025, had an outstanding balance of $5,000,000 and were classified by Pinnacle as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Pinnacle or any of its Subsidiaries that, as of March 31, 2025, is classified as “Other Real Estate Owned” and the book value thereof.  Since December 31, 2022 through the date hereof, Pinnacle has not changed, in any material respect, its process or standards for the classifications referred to in the immediately preceding sentence.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, each Loan of Pinnacle or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Pinnacle and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle, each outstanding Loan of Pinnacle or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Pinnacle and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

6.26        Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Pinnacle, (a) Pinnacle and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Pinnacle reasonably has determined to be prudent and consistent with industry practice, and Pinnacle and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Pinnacle and its Subsidiaries, Pinnacle or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Pinnacle or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Pinnacle nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

6.27        Investment Advisor Subsidiary.

(a)          Certain Subsidiaries of Pinnacle are registered, licensed or qualified, or are required to be registered, licensed or qualified, in connection with the provision of investment management, investment advisory or sub-advisory services (each such Subsidiary, an “Pinnacle Advisory Subsidiary”).  Each Pinnacle Advisory Subsidiary is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2023 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except in each case as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Pinnacle.

(b)          The accounts of each advisory client of Pinnacle or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable Pinnacle Advisory Subsidiary in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Pinnacle.

(c)          None of the Pinnacle Advisory Subsidiaries nor any person “associated” (as defined in the Investment Advisers Act) with any Pinnacle Advisory Subsidiaries is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Pinnacle.

6.28        Insurance Subsidiary.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Pinnacle, (i) since January 1, 2023, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Pinnacle Subsidiary (“Pinnacle Agent”) wrote, sold, produced, managed, administered or procured business for a Pinnacle Subsidiary, such Pinnacle Agent was, at the time the Pinnacle Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Pinnacle Agent has been since January 1, 2023, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Pinnacle Agent’s writing, sale, management, administration or production of insurance business for any Pinnacle Insurance Subsidiary and (iii) each Pinnacle Agent was appointed by Pinnacle or a Pinnacle Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Pinnacle Agent were undertaken in compliance with applicable insurance laws, rules and regulations.  “Pinnacle Insurance Subsidiary” means each Subsidiary of Pinnacle through which insurance operations is conducted.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Pinnacle, (i) since January 1, 2023, Pinnacle and the Pinnacle Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Pinnacle Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each Pinnacle Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

6.29        Broker-Dealer Subsidiary.

(a)          Pinnacle has certain Subsidiaries that are registered, licensed or qualified, or are required to be registered, licensed or qualified, as a broker-dealer in accordance with any regulatory or legal requirement applicable to such Pinnacle Subsidiary  (each, an “Pinnacle Broker-Dealer Subsidiary”).  Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Pinnacle:  (i) each Pinnacle Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each Pinnacle Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SRO and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) each Pinnacle Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of Pinnacle, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Pinnacle, (i) none of the Pinnacle Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Pinnacle Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of Pinnacle, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

6.30        No Other Representations or Warranties.

(a)          Except for the representations and warranties made by Pinnacle in this Article VI, neither Pinnacle nor any other person makes any express or implied representation or warranty with respect to Pinnacle, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Pinnacle hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Pinnacle nor any other person makes or has made any representation or warranty to Synovus or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Pinnacle, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Pinnacle in this Article VI, any oral or written information presented to Synovus or any of its affiliates or representatives in the course of their due diligence investigation of Pinnacle, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)          Pinnacle acknowledges and agrees that neither Synovus nor any other person on behalf of Synovus has made or is making, and Pinnacle has not relied upon, any express or implied representation or warranty other than those contained in Article V.

ARTICLE VII
COVENANTS RELATING TO CONDUCT OF BUSINESS

7.1          Conduct of Businesses Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Synovus Disclosure Schedule or the Pinnacle Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Pinnacle, Synovus and Newco shall, and shall cause each of its respective Subsidiaries and Newco to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Pinnacle or Synovus or Newco to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

7.2          Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Pinnacle Disclosure Schedule or the Synovus Disclosure Schedule (as applicable), as expressly contemplated or permitted by this Agreement or as required by law, neither Pinnacle nor Synovus shall, and neither Pinnacle nor Synovus shall permit any of their respective Subsidiaries or Newco to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a)          other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Synovus or any of its wholly-owned Subsidiaries to Synovus or any of its wholly-owned Subsidiaries, on the one hand, or of Pinnacle or any of its wholly-owned Subsidiaries to Pinnacle or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)          (i)          adjust, split, combine or reclassify any capital stock;

(ii)          make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Synovus Securities, in the case of Synovus, or Pinnacle Securities, in the case of Pinnacle, except, in each case, (A) regular quarterly cash dividends by Synovus at a rate not in excess of $0.39 per share of Synovus Common Stock, (B) regular quarterly cash dividends by Pinnacle at a rate not in excess of $0.24 per share of Pinnacle Common Stock, (C) dividends paid by any of the Subsidiaries of each of Pinnacle and Synovus to Pinnacle or Synovus or any of their respective wholly-owned Subsidiaries, respectively, (D) in the case of Synovus, dividends provided for and paid on Synovus Preferred Stock in accordance with the terms of such Synovus Preferred Stock, (E) in the case of Pinnacle, dividends provided for and paid on shares of Pinnacle Preferred Stock in accordance with the terms of the Pinnacle Preferred Stock, (F) regular distributions on outstanding trust preferred securities in accordance with their terms or (G) the acceptance of shares of Synovus Common Stock or Pinnacle Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)       grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Synovus Securities or Synovus Subsidiary Securities, in the case of Synovus, or Pinnacle Securities or Pinnacle Subsidiary Securities, in the case of Pinnacle; or

(iv)        issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Synovus Securities or Synovus Subsidiary Securities, in the case of Synovus, or Pinnacle Securities or Pinnacle Subsidiary Securities, in the case of Pinnacle, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Synovus Securities or Synovus Subsidiary Securities, in the case of Synovus, or Pinnacle Securities or Pinnacle Subsidiary Securities, in the case of Pinnacle, except pursuant to the exercise of stock options or the vesting or settlement of any Synovus Equity Awards or Pinnacle Equity Awards in accordance with their terms;

(c)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (other than Intellectual Property) to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d)          sell, transfer, mortgage, encumber, license, abandon, cancel, allow to lapse or expire, or otherwise dispose of, any of its material Intellectual Property other than, in each case, (i) non-exclusive licenses or similar rights granted in the ordinary course of business, or (ii) expiration or lapse at the end of such Intellectual Property’s natural term;

(e)          except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of Synovus or Pinnacle, as applicable;

(f)          in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Synovus Contract or Pinnacle Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Synovus or Pinnacle, as the case may be, or enter into any contract that would constitute a Synovus Contract or Pinnacle Contract, as the case may be, if it were in effect on the date of this Agreement;

(g)          except as required under applicable law or the terms of any Synovus Benefit Plan or Pinnacle Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, amend or terminate any material Synovus Benefit Plan or material Pinnacle Benefit Plan, or any arrangement that would be a material Synovus Benefit Plan or a material Pinnacle Benefit Plan if in effect on the date hereof, other than with respect to broad-base welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any Synovus Benefit Plan or Pinnacle Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers who are not Synovus Insiders or Pinnacle Insiders (x) in connection with a promotion or change in responsibilities and to a level consistent with the compensation and benefits provided to similarly situated employees in the ordinary course of business or (y) in the ordinary course of business consistent with past practice or (z) as a result of the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, where performance is determined in the ordinary course of business and consistent with past practice (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement; provided that Pinnacle and Synovus may enter into offer letters with new hires in the ordinary course of business consistent with past practice that do not provide for severance, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Synovus Benefit Plan or Pinnacle Benefit Plan, as the case may be, or (vi) hire any Synovus Insider or Pinnacle Insider (other than as a replacement hire receiving substantially similar terms of employment);

(h)          settle any material claim, suit, action or proceeding (other than any claim, suit, action or proceeding with respect to Taxes, which shall be governed by clause (o)), except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Synovus or Pinnacle, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity;

(i)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Synovus Merger or the Pinnacle Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j)          amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC (“Significant Subsidiaries”);

(k)          other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l)          implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP;

(m)         enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio, any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(n)          merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(o)          make (other than in the ordinary course of business), change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement or similar agreement with a Tax authority with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(p)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 7.2.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1          S-4; Joint Proxy Statement; Regulatory Applications and Filings.

(a)          General.  Each of Pinnacle, Synovus and Newco agrees to, and each of Pinnacle and Synovus agrees to cause Newco to, cooperate with each other party, and their representatives, and use reasonable efforts, to prepare and file the S-4, the Joint Proxy Statement, and regulatory applications and filings in respect of the Requisite Regulatory Approvals (collectively, the “Requisite Filings”) and shall use reasonable efforts to make all Requisite Filings within thirty (30) days of the date of this Agreement.  Each party agrees to, and each of Synovus and Pinnacle agrees to cause Newco to, use their reasonable best efforts to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Requisite Synovus Vote, the Requisite Pinnacle Vote, the Merger, FRS Membership and the Bank Merger), and to comply with the terms and conditions of all permits, consents, approvals and authorizations of all such Governmental Entities.  Without limiting the parties’ obligations set forth in this Section 8.1, (A) Pinnacle and its counsel will be responsible for the preparation and filing of the S-4 and the Joint Proxy Statement and responding to comments and inquiries of the SEC, including in connection with any filings, submissions and communications with or to the SEC in connection therewith and (B) Synovus and its counsel will be responsible for the strategy and process for obtaining the Requisite Regulatory Approvals and responding to inquiries of Governmental Entities, including preparation and making of any filings, applications, submissions and communications with or to any Governmental Entity in connection therewith, with Pinnacle’s counsel being shown in the applications for the Requisite Regulatory Approvals as co-counsel and co-notice parties.  In each case subject to applicable law, Pinnacle and Synovus and their counsel shall provide the other party with reasonable opportunity to review in advance, and each will consult with, and consider in good faith the comments of, the other with respect to, (x) information relating to Synovus, Pinnacle or Newco, as the case may be, and any of their respective Subsidiaries, which appears in any Requisite Filing, (y) any Requisite Filing and any amendment, supplement or other submission relating to a Requisite Filing (including any written response to requests for information and other questions) and (z) any other written materials and information (including responses to inquiries) submitted to, any Governmental Entity or third party in connection with the transactions contemplated by this Agreement, and, in each case (x), (y) and (z), shall promptly provide to the other party a copy of all such documents and other written materials and information submitted to any Governmental Entity or third party.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will, and Pinnacle and Synovus will cause Newco to, keep each other party apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall, and Pinnacle and Synovus shall cause Newco to, consult with each other party in advance of, any meeting, conference, or discussions with any Governmental Entity in connection with the Requisite Filings and transactions contemplated by this Agreement (including regarding the resolution of any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement) and, to the extent permitted by such Governmental Entity, give the other parties and/or its counsel the opportunity, including reasonable advance notice, to attend and participate in such meetings, conferences, and discussions, in each case subject to applicable law.  As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the Commissioner of the Tennessee Department of Financial Institutions and the Georgia Department of Banking and Finance, or (ii) set forth in Section 5.4 or Section 6.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger, FRS Membership and the Bank Merger) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(b)          S-4, etc.  Pinnacle and Synovus shall each cause Newco to, and Newco shall, use reasonable efforts to cause the S-4 to be declared effective under the Securities Act as promptly as practicable after filing thereof and to keep the S-4 effective as long as necessary to consummate the Merger, the Bank Merger and the transactions contemplated hereby.  Each of the parties shall each also use, and Pinnacle and Synovus shall cause Newco to use, its reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  In exercising the foregoing rights and observing the foregoing obligations, each of the parties hereto shall act reasonably and as promptly as practicable.  Newco will advise Synovus and Pinnacle, promptly after it receives notice thereof, of the time when the S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Newco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the S-4.

(c)          Resolution of Issues.  Each party shall, and Pinnacle and Synovus shall cause Newco to, use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity or third party with respect to this Agreement or the transactions contemplated hereby, including to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, in each case so as to enable the Closing to occur as soon as possible.  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Newco, Pinnacle or Synovus or any of their respective Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or avoiding any order, judgment, injunction or otherwise restraining, preventing, or delaying the Closing, that would reasonably be expected to have a material adverse effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”), provided, further, that, without limiting the obligations of the parties pursuant to this Section 8.1, none of Newco, Pinnacle and Synovus nor any of their respective Subsidiaries shall be permitted to propose, negotiate, effect or agree to any action, condition or restriction in connection with obtaining any of the Requisite Regulatory Approvals without the prior written consent of, with respect to Newco, Pinnacle and Synovus, and, with respect to each of Pinnacle or Synovus, the other party, as applicable.

(d)          Information.  Subject to applicable law, each party shall, and Pinnacle and Synovus shall cause Newco to, upon request, furnish to each requesting party with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters, as may be reasonably necessary or advisable or in response to any reasonable request by a Governmental Entity, in connection with any filing, notice or application made by or on behalf of Newco, Pinnacle, Synovus or any of their respective Subsidiaries to any Governmental Entity in connection with the Requisite Filings and the Merger, FRS Membership, the Bank Merger and the other transactions contemplated by this Agreement.

(e)          Certain Communications.  Subject to applicable law, each party shall, and Pinnacle and Synovus shall cause Newco to, promptly advise each other party upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement in respect of any Requisite Filing or any Requisite Regulatory Approval, as well as the contents of any such communication.

8.2          Listing of Newco Common Stock and Newco Preferred Stock.  Each party shall, and Pinnacle and Synovus shall cause Newco to, use its reasonable best efforts to cause the shares of Newco Common Stock and Newco Preferred Stock (or, in the case of the Newco Series C Preferred Stock, depositary shares in respect thereof) to be issued in the Merger to be approved for listing on the NYSE (in the case of the Newco Common Stock, under the current ticker symbol for Pinnacle), subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

8.3          Access to Information; Confidentiality.

(a)          Upon reasonable notice and subject to applicable laws, each party, for the purposes of verifying the representations and warranties of Pinnacle and Synovus, respectively, and preparing for the Merger and the other matters contemplated by this Agreement, shall, and Pinnacle and Synovus shall cause Newco and each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each party shall, and Pinnacle and Synovus shall cause Newco to, cooperate with each other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally and in preparing for compliance with the regulatory requirements that will apply to Newco and Pinnacle Bank following the Effective Time, and, during such period, each of Pinnacle and Synovus shall, and shall cause its respective Subsidiaries to, make available to the other party and Newco (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Pinnacle or Synovus, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party or Newco may reasonably request.  Neither Pinnacle nor Synovus nor Newco or any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Pinnacle’s or Synovus’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will, and Pinnacle and Synovus will cause Newco to, make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each party shall, and Pinnacle and Synovus shall cause Newco to, hold all information furnished by or on behalf of each other party or any of such party’s Subsidiaries or representatives pursuant to Section 8.3(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 16, 2025, as amended, between Pinnacle and Synovus (the “Confidentiality Agreement”).

(c)          No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

8.4          Shareholders’ Approvals.  Each of Pinnacle and Synovus shall call a meeting of its shareholders  (the “Pinnacle Meeting” and the “Synovus Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Synovus Vote and the Requisite Pinnacle Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Synovus and Pinnacle shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings.  Such meetings may be held virtually, subject to applicable law and the Organizational Documents of each party.  Each of Pinnacle and Synovus and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Pinnacle and Synovus, as applicable, the Requisite Pinnacle Vote and the Requisite Synovus Vote, as applicable, including by communicating to the respective shareholders of Pinnacle and Synovus its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Pinnacle, the shareholders of Pinnacle approve this Agreement (the “Pinnacle Board Recommendation”), and in the case of Synovus, that the shareholders of Synovus approve this Agreement (the “Synovus Board Recommendation”).  Each of Pinnacle and Synovus and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Pinnacle Board Recommendation, in the case of Pinnacle, or the Synovus Board Recommendation, in the case of Synovus, (ii) fail to make the Pinnacle Board Recommendation, in the case of Pinnacle, or the Synovus Board Recommendation, in the case of Synovus, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Pinnacle Board Recommendation, in the case of Pinnacle, or the Synovus Board Recommendation, in the case of Synovus, in each case within ten (10) business days (or such fewer number of days as remains prior to the Pinnacle Meeting or the Synovus Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”).  However, subject to Section 10.1 and Section 10.2, if the Board of Directors of Pinnacle or Synovus, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Pinnacle Board Recommendation or the Synovus Board Recommendation, as applicable, such Board of Directors may, in the case of Pinnacle, prior to the receipt of the Requisite Pinnacle Vote, and in the case of Synovus, prior to the receipt of the Requisite Synovus Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Pinnacle Board Recommendation or Synovus Board Recommendation, as the case may be.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 8.4 and will require a new notice period as referred to in this Section 8.4.  Pinnacle or Synovus shall adjourn or postpone the Pinnacle Meeting or the Synovus Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Pinnacle Common Stock or Synovus Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Synovus or Pinnacle, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Synovus Vote or the Requisite Pinnacle Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the Pinnacle Meeting shall be convened and this Agreement shall be submitted to the shareholders of Pinnacle at the Pinnacle Meeting and (y) the Synovus Meeting shall be convened and this Agreement shall be submitted to the shareholders of Synovus at the Synovus Meeting, and nothing contained herein shall be deemed to relieve either Pinnacle or Synovus of such obligation.

8.5          Legal Conditions to Merger.  Subject in all respects to Section 8.1 of this Agreement, each party shall, and Pinnacle and Synovus shall cause Newco and each of their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger, FRS Membership and the Bank Merger and, subject to the conditions set forth in Article IX hereof, to consummate the transactions contemplated by this Agreement, including the Merger, FRS Membership and the Bank Merger, and (b) to obtain (and to cooperate with each other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Synovus or Pinnacle or any of their respective Subsidiaries in connection with the Merger, FRS Membership, the Bank Merger and the other transactions contemplated by this Agreement.

8.6          Employee Matters.

(a)          Unless mutually agreed by Pinnacle and Synovus prior to the Effective Time, the Surviving Entity shall provide the employees of Pinnacle, Synovus and their respective Subsidiaries as of the Effective Time who continue to remain employed with the Surviving Entity or its Subsidiaries (the “Continuing Employees”), during the period commencing at the Effective Time and ending on the first anniversary thereof (the “Continuation Period”), with the following: (i) (A) an annual base salary or base wage, as applicable, (B) annual cash incentive opportunities and (C) long-term incentive opportunities that are no less favorable in the aggregate than those in effect for each such Continuing Employee immediately prior to the Effective Time, provided that such Continuing Employee’s annual base salary or base wage, as applicable, shall be no less than the annual base salary or base wage in effect for such Continuing Employee immediately prior to the Effective Time; and (ii) employee benefits (excluding (A) severance benefits, which will be provided as set forth in the last sentence of this Section 8.6(a) and (B) retention benefits) that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Effective Time; provided, that, with respect to clause (ii), if Pinnacle and Synovus mutually agree to integrate the Continuing Employees into the Pinnacle Benefit Plans or the Synovus Benefit Plans, which may be done on a plan by plan basis, or to modify any existing plans or adopt new benefit plans with respect to the Continuing Employees (which plans will, among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by Pinnacle Benefit Plans, on the one hand, and those covered by Synovus Benefit Plans on the other, at the Effective Time) (the “New Benefit Plans”), participation in such plans (other than severance) shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the Pinnacle Benefit Plans, the Synovus Benefit Plans or the New Benefit Plans on different dates following the Effective Time with respect to different plans.  In addition, during the period commencing at the Effective Time and ending on the second anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits shall be entitled to severance pursuant to the terms and conditions set forth on Section 8.6(a) of the Synovus Disclosure Schedule.

(b)          With respect to any Pinnacle Benefit Plan, Synovus Benefit Plan or New Benefit Plan in which any Continuing Employees become eligible to participate on or after the Effective Time, the Surviving Entity shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Pinnacle Benefit Plan, Synovus Benefit Plan or New Benefit Plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Pinnacle Benefit Plan or Synovus Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Pinnacle Benefit Plan or Synovus Benefit Plan that provides health care benefits, to the same extent that such credit was given under the analogous Pinnacle Benefit Plan or Synovus Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any Pinnacle Benefit Plan, Synovus Benefit Plan or New Benefit Plan, and (iii) recognize all service of such employees with Pinnacle or Synovus and their respective Subsidiaries for all purposes in any Pinnacle Benefit Plan, Synovus Benefit Plan or New Benefit Plan to the same extent that such service was taken into account under the analogous Pinnacle Benefit Plan or Synovus Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any tax-qualified defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)          The Surviving Entity shall assume and honor all Pinnacle Benefit Plans and Synovus Benefit Plans in accordance with their terms.

(d)          Prior to the Effective Time, any broad-based notices or communication materials (including website postings), and the script or other materials for any town hall meetings or other verbal communications, from Synovus or Pinnacle or either party’s Affiliates to its employees with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Merger or employment thereafter, shall be disclosed in advance to the other party such that the other party is given a reasonable period of time to review and comment on the communication, which comments shall be considered by the communicating party in good faith; provided that no such disclosure shall be required for any communications that are consistent in all respects with previous communications made in accordance with this Agreement.

(e)          Nothing in this Agreement shall confer upon any employee (including any Continuing Employee), officer, director or consultant of Pinnacle, Synovus or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Pinnacle, Synovus or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Pinnacle, Synovus or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer, director or consultant of the Surviving Entity, Pinnacle, Synovus or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Pinnacle Benefit Plan, Synovus Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Pinnacle Benefit Plan, Synovus Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 11.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, any current or former employee, officer, director or consultant of Pinnacle, Synovus or any of their respective Subsidiaries or affiliates or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.7          Certain Tax Matters.

(a)          Neither Pinnacle nor Synovus shall, nor shall they permit their respective Subsidiaries to, take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Pinnacle Merger or the Synovus Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and each of Pinnacle and Synovus shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to cause the Pinnacle Merger and the Synovus Merger to so qualify.

(b)          Pinnacle shall use reasonable best efforts to obtain the Pinnacle Tax Opinion, and Synovus shall use reasonable best efforts to obtain the Synovus Tax Opinion (and, if the SEC requires any opinion regarding the U.S. federal income tax treatment of the Pinnacle Merger or the Synovus Merger to be submitted in connection with the declaration of the effectiveness of the S-4, such opinions).  In connection with the foregoing, each party shall, and Pinnacle and Synovus shall cause Newco to, deliver duly executed certificates (dated as of the necessary date and signed by an officer of Pinnacle, Synovus or Newco, as applicable) containing such representations and warranties as shall be reasonably satisfactory in form and substance to Pinnacle’s counsel and Synovus’s counsel and reasonably necessary or appropriate to enable such counsel to render such opinions (but only to the extent Newco, Pinnacle and Synovus in good faith believe they are able to make such representations and warranties truthfully).

8.8          Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by (i) Synovus pursuant to the Synovus Articles, the Synovus Bylaws, the Organizational Documents of any Subsidiary of Synovus and any indemnification agreements in existence as of the date hereof and disclosed in Section 8.8(a) of the Synovus Disclosure Schedule, each present and former director, officer or employee of Synovus and its Subsidiaries (in each case, when acting in such capacity) (each, a “Synovus Indemnified Party”) and (ii) Pinnacle pursuant to the Pinnacle Articles, the Pinnacle Bylaws, the Organizational Documents of any Subsidiary of Pinnacle and any indemnification agreements in existence as of the date hereof and disclosed in Section 8.8(a) of the Pinnacle Disclosure Schedule, each present and former director, officer or employee of Pinnacle and its Subsidiaries (in each case, when acting in such capacity) (each, an “Pinnacle Indemnified Party” and, together with the Synovus Indemnified Parties, collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Synovus or Pinnacle, as applicable, or any of their respective Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b)          For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Synovus and Pinnacle (provided, that the Surviving Entity may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premiums paid as of the date hereof by each of Synovus and Pinnacle, respectively, for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, Synovus or Pinnacle, in consultation with, but only upon the consent of the other, may obtain at or prior to the Effective Time a six (6)-year “tail” policy under Synovus’s or Pinnacle’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)          The provisions of this Section 8.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.  If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 8.8.

8.9          Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Pinnacle, on the one hand, and a Subsidiary of Synovus, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Surviving Entity.

8.10        Advice of Changes.  Each party shall, and Pinnacle and Synovus shall cause Newco to, promptly advise each other party, as applicable, of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that Pinnacle or Synovus believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article IX; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 8.10 or the failure of any condition set forth in Section 9.2 or 9.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 9.2 or 9.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 8.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

8.11        Dividends.  After the date of this Agreement, each of Pinnacle and Synovus shall coordinate with the other the declaration of any dividends in respect of Pinnacle Common Stock and Synovus Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Synovus Common Stock and the holders of Pinnacle Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Synovus Common Stock or Pinnacle Common Stock, as applicable, and any shares of Newco Common Stock any such holder receives in exchange therefor in the Merger.

8.12        Shareholder Litigation.  Each party shall give each other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give each other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation.  Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account.  No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.

8.13        Corporate Governance; Headquarters; Operations.

(a)          Prior to the Effective Time, each party shall, and each of Synovus and Pinnacle shall cause the Board of Directors of Newco to, take all actions necessary to adopt the Newco Bylaws and to effect the requirements referenced therein that are to be effected as of the Effective Time.  On or prior to the Effective Time, in accordance with the Newco Bylaws, the number of directors that will comprise the full Board of Directors of the Surviving Entity and the full Board of Directors of Pinnacle Bank shall each be fifteen (15).  Of the members of the initial Board of Directors of the Surviving Entity as of the Effective Time and of the initial Board of Directors of Pinnacle Bank as of the effective time of the Bank Merger, one shall be the Chief Executive Officer of Pinnacle as of immediately prior to the Effective Time, one shall be the Chief Executive Officer of Synovus as of immediately prior to the Effective Time, eight (8) (including the Chief Executive Officer of Pinnacle) shall be members of the Board of Directors of Pinnacle as of immediately prior to the Effective Time, designated in accordance with the Newco Bylaws, and seven (7) (including the Chief Executive Officer of Synovus) shall be members of the Board of Directors of Synovus as of immediately prior to the Effective Time, designated in accordance with the Newco Bylaws.

(b)          The bylaws of Pinnacle Bank in effect as of the effective time of the Bank Merger will be consistent in all respects with the provisions of this Section 8.13 and Exhibit B.

(c)          In accordance with, and to the extent provided in, the Newco Bylaws:  (i) effective as of the Effective Time, (A) Mr. M. Terry Turner will serve as Non-Executive Chairman of the Board of Directors of the Surviving Entity and of Pinnacle Bank, (B) Mr. Kevin S. Blair will serve as Chief Executive Officer and President and the highest-ranking executive officer of the Surviving Entity and of Pinnacle Bank, reporting directly and exclusively to the Board of Directors of the Surviving Entity and of Pinnacle Bank and (C) Mr. Andrew J. Gregory will serve as Chief Financial Officer of the Surviving Entity and of Pinnacle Bank, reporting to the Chief Executive Officer and President; (ii) Mr. Blair shall be the successor to Mr. Turner as the Chairman of the Board of Directors of the Surviving Entity and of Pinnacle Bank, with such succession becoming effective on the second anniversary of the Closing Date or any such earlier date as of which Mr. Turner ceases for any reason to serve in the position of Non-Executive Chairman of the Board of Directors of the Surviving Entity and of Pinnacle Bank (the date of such succession, the “Chairman Succession Date”); (iii) on the Chairman Succession Date, there will be no Non-Executive Chairman of the Boards of Directors of the Surviving Entity and of Pinnacle Bank and the number of directors that will comprise the full Board of Directors of the Surviving Entity and the full Board of Directors of Pinnacle Bank shall be reduced to thirteen (13) directors; (iv) subject to Mr. Turner’s death, resignation or disqualification, from the Chairman Succession Date until the date that is two (2) years from the Chairman Succession Date, Mr. Turner shall serve as a special advisor to the the Chief Executive Officer and President of the Surviving Entity and of Pinnacle Bank; (v) effective as of the Effective Time, Mr. Robert A. McCabe will serve as Vice Chairman of the Board of Directors of the Surviving Entity and of Pinnacle Bank and Chief Banking Officer of the Surviving Entity until the first anniversary of the Closing Date or any such earlier date as of which Mr. McCabe ceases for any reason to serve in the position of Vice Chairman of the Board of Directors of the Surviving Entity and of Pinnacle Bank and Chief Banking Officer of the Surviving Entity (the date of such succession, the “Vice Chairman Succession Date”); (vi) on the Vice Chairman Succession Date, there will be no Vice Chairman of the Boards of Directors of the Surviving Entity and of Pinnacle Bank and the number of directors that will comprise the full Board of Directors of the Surviving Entity and the full Board of Directors of Pinnacle Bank shall be reduced to fourteen (14) directors; (vii) effective as of the Effective Time, Mr. Tim E. Bentsen will serve as Lead Independent Director of the Board of Directors of the Surviving Entity and of Pinnacle Bank until the second anniversary of the Closing Date or any such earlier date as of which Mr. Bentsen ceases for any reason to serve in the position of Lead Independent Director of the Board of Directors of the Surviving Entity and of Pinnacle Bank and (viii) Mr. G. Kennedy Thompson will serve as a director of the Board of Directors of the Surviving Entity and of Pinnacle Bank until the first anniversary of the Closing Date, as such date may be extended in accordance with the Newco Bylaws, or any such earlier date as of which Mr. Thompson ceases for any reason to serve on the Board of Directors of the Surviving Entity and of Pinnacle Bank.

(d)          As of the Effective Time, (i) the headquarters of the Surviving Entity will be located in Atlanta, Georgia and the headquarters of Pinnacle Bank will be located in Nashville, Tennessee and (ii) the name of the Surviving Entity will be Pinnacle.

(e)          The Surviving Entity will continue to have a significant employee and operational presence in Nashville, Tennessee and Columbus, Georgia For a minimum of five (5) years following the Closing Date.  For a minimum of five (5) years following the Closing Date, the Surviving Entity will maintain significant community engagement in the Nashville and Columbus metro areas following the Closing and, in both cases, not less than the current level of community engagement.

8.14        Acquisition Proposals.

(a)          Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 8.14(a)) in connection with or relating to any Acquisition Proposal.  Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Pinnacle Vote, in the case or Pinnacle, or the Requisite Synovus Vote, in the case of Synovus, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data (provided that no such information or data relates to the other party) and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party.  Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Synovus or Pinnacle, as applicable, with respect to any Acquisition Proposal.  Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received or provided in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Pinnacle or Synovus, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

(b)          Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

8.15        Public Announcements.  Synovus and Pinnacle agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Synovus and Pinnacle.  Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of, after reasonable notice, with respect to Newco, Synovus and Pinnacle and, with respect to Synovus or Pinnacle, the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party or Newco is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 8.15.

8.16        Change of Method.  Pinnacle and Synovus shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Synovus and Newco, and/or of Pinnacle and Newco (including the provisions of Article II), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Newco Common Stock received by holders of Synovus Common Stock and Pinnacle Common Stock in exchange for each share of Synovus Common Stock and Pinnacle Common Stock, (ii) adversely affect the tax treatment of Pinnacle’s shareholders or Synovus’s shareholders pursuant to this Agreement, (iii) adversely affect the tax treatment of Pinnacle or Synovus pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  Pinnacle and Synovus agree to reflect any such change in an appropriate amendment to this Agreement executed by the parties in accordance with Section 11.1.

8.17        Restructuring Efforts.  If either Synovus or Pinnacle shall have failed to obtain the Requisite Synovus Vote or the Requisite Pinnacle Vote at the duly convened Synovus Meeting or Pinnacle Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Synovus or Pinnacle as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 8.17) to its respective shareholders for approval.

8.18        Takeover Statutes.  None of Synovus, Pinnacle, Newco or their respective Boards of Directors shall take, and neither Synovus nor Pinnacle shall cause Newco to take, any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

8.19        Treatment of Synovus and Pinnacle Indebtedness.  Upon the Effective Time, the Surviving Entity shall assume the due and punctual performance and observance of the covenants to be performed by Synovus and Pinnacle under the indentures set forth on, with respect to Synovus, Section 8.19 of the Synovus Disclosure Schedule and, with respect to Pinnacle, Section 8.19 of the Pinnacle Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby.  In connection therewith, Pinnacle and Synovus shall cooperate and use reasonable best efforts to, and shall cause the Surviving Entity to, execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Effective Time.

8.20        Exemption from Liability Under Section 16(b).  Synovus and Pinnacle agree that, in order to most effectively compensate and retain Synovus Insiders and Pinnacle Insiders, both prior to and after the Effective Time, it is desirable that Synovus Insiders and Pinnacle Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Synovus Common Stock, Synovus Preferred Stock, Synovus Equity Awards, Pinnacle Common Stock, Pinnacle Preferred Stock and Pinnacle Equity Awards into corresponding shares of Newco Common Stock, Newco Preferred Stock, Assumed Synovus RSU Awards and Assumed Pinnacle RSU Awards, as the case may be, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 8.20.  Synovus and Pinnacle shall deliver to Newco in a reasonably timely fashion prior to the Effective Time accurate information regarding Synovus Insiders and Pinnacle Insiders, and the Board of Directors of Newco, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause the receipt by the Synovus Insiders and Pinnacle Insiders of Newco Common Stock in exchange for shares of Synovus Common Stock and Pinnacle Common Stock, Newco Preferred Stock in exchange for shares of Synovus Preferred Stock and Pinnacle Preferred Stock, and Assumed Synovus RSU Awards and Assumed Pinnacle RSU Awards upon conversion of Synovus Equity Awards and Pinnacle Equity Awards, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Section 16b-3 of the Exchange Act to the fullest extent permitted by applicable law.

ARTICLE IX
CONDITIONS PRECEDENT

9.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Shareholder Approvals.  This Agreement shall have been approved by the shareholders of Pinnacle by the Requisite Pinnacle Vote and by the shareholders of Synovus by the Requisite Synovus Vote.

(b)          NYSE Listing.  The shares of Newco Common Stock and Newco Preferred Stock (or, in the case of the Newco Series C Preferred Stock, depositary shares in respect thereof) that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)          Regulatory Approvals.  (2) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (3) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)          S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)          No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

9.2          Conditions to Obligations of Pinnacle.  The obligation of Pinnacle to effect the Merger is also subject to the satisfaction, or waiver by Pinnacle, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of Synovus set forth in Section 5.2(a) and Section 5.8(a) (in each case after giving effect to the lead-in to Article V) shall be true and correct (other than, in the case of Section 5.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Synovus set forth in Section 5.1(a), Section 5.1(b) (but only with respect to Synovus Bank), Section 5.2(c) (but only with respect to Synovus Bank), Section 5.3(a) and Section 5.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article V) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of Synovus set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article V) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Synovus or the Surviving Entity.  Pinnacle shall have received a certificate dated as of the Closing Date and signed on behalf of Synovus by the Chief Executive Officer or the Chief Financial Officer of Synovus to the foregoing effect.

(b)          Performance of Obligations of Synovus.  Synovus shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, including, the covenant to take all actions necessary to adopt the Newco Bylaws and to effect the requirements referenced therein that are to be effected as of the Effective Time, and Pinnacle shall have received a certificate dated as of the Closing Date and signed on behalf of Synovus by the Chief Executive Officer or the Chief Financial Officer of Synovus to such effect.

(c)          Federal Tax Opinion.  Pinnacle shall have received the written opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Pinnacle, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Pinnacle Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Pinnacle Tax Opinion”).  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Newco, Pinnacle and Synovus, reasonably satisfactory in form and substance to such counsel.

9.3          Conditions to Obligations of Synovus.  The obligation of Synovus to effect the Merger is also subject to the satisfaction, or waiver by Synovus, at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of Pinnacle set forth in Section 6.2(a) and Section 6.8(a) (in each case, after giving effect to the lead-in to Article VI) shall be true and correct (other than, in the case of Section 6.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Pinnacle set forth in Section 6.1(a), Section 6.1(b) (but only with respect to Pinnacle Bank), Section 6.2(b) (but only with respect to Pinnacle Bank), Section 6.3(a) and Section 6.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article VI) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date).  All other representations and warranties of Pinnacle set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article VI) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Pinnacle or the Surviving Entity.  Synovus shall have received a certificate dated as of the Closing Date and signed on behalf of Pinnacle by the Chief Executive Officer or the Chief Financial Officer of Pinnacle to the foregoing effect.

(b)          Performance of Obligations of Pinnacle.  Pinnacle shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, including, the covenant to take all actions necessary to adopt the Newco Bylaws and to effect the requirements referenced therein that are to be effected as of the Effective Time, and Synovus shall have received a certificate dated as of the Closing Date and signed on behalf of Pinnacle by the Chief Executive Officer or the Chief Financial Officer of Pinnacle to such effect.

(c)          Federal Tax Opinion.  Synovus shall have received the written opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Synovus, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Synovus Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Synovus Tax Opinion”).  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Newco, Pinnacle and Synovus, reasonably satisfactory in form and substance to such counsel.

ARTICLE X
TERMINATION AND AMENDMENT

10.1        Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Synovus Vote or the Requisite Pinnacle Vote:

(a)          by mutual written consent of Pinnacle and Synovus;

(b)          by either Pinnacle or Synovus if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)          by either Pinnacle or Synovus if the Merger shall not have been consummated on or before July 24, 2026 (as it may be extended pursuant to this Section 10.1(c), the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, that (i) if on such date, any of the conditions to the Closing set forth in (A) Section 9.1(c) or (B) Section 9.1(e) (to the extent related to a Requisite Regulatory Approval), shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article IX shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended to October 24, 2026, and such date shall become the Termination Date for purposes of this Agreement; and (ii) if all the conditions set forth in Article IX are satisfied (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Termination Date but the Closing would thereafter occur in accordance with Section 2.3 on a date (the “Specified Date”) after the Termination Date, then the Termination Date shall automatically be extended to such Specified Date and the Specified Date shall become the Termination Date for all purposes of this Agreement;

(d)          by either Pinnacle or Synovus (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Synovus, in the case of a termination by Pinnacle, or Pinnacle, in the case of a termination by Synovus, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 9.2, in the case of a termination by Pinnacle, or Section 9.3, in the case of a termination by Synovus, and which is not cured within forty-five (45) days following written notice to Synovus, in the case of a termination by Pinnacle, or Pinnacle, in the case of a termination by Synovus, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)          by Synovus, if (i) Pinnacle or the Board of Directors of Pinnacle shall have made a Recommendation Change or (ii) Pinnacle or the Board of Directors of Pinnacle shall have breached its obligations under Section 8.4 or 8.14 in any material respect; or

(f)          by Pinnacle, if (i) Synovus or the Board of Directors of Synovus shall have made a Recommendation Change or (ii) Synovus or the Board of Directors of Synovus shall have breached its obligations under Section 8.4 or 8.14 in any material respect.

10.2        Effect of Termination.

(a)          In the event of termination of this Agreement by either Pinnacle or Synovus as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and none of Pinnacle, Synovus, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 8.3(b) (Access to Information; Confidentiality), Section 8.15 (Public Announcements), this Section 10.2 and Article XI shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Pinnacle nor Synovus shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)          (i)          In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Synovus or shall have been made directly to the shareholders of Synovus or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Synovus Meeting) an Acquisition Proposal, in each case with respect to Synovus and (A) (x) thereafter this Agreement is terminated by either Pinnacle or Synovus pursuant to Section 10.1(c) without the Requisite Synovus Vote having been obtained (and all other conditions set forth in Section 9.1 and Section 9.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Pinnacle pursuant to Section 10.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Synovus enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Synovus shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Pinnacle, by wire transfer of same-day funds, a fee equal to $425,000,000 (the “Termination Fee”); provided that for purposes of this Section 10.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)         In the event that this Agreement is terminated by Pinnacle pursuant to Section 10.1(f), then Synovus shall pay Pinnacle, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c)          (i)          In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Pinnacle or shall have been made directly to the shareholders of Pinnacle or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Pinnacle Meeting) an Acquisition Proposal, in each case with respect to Pinnacle and (A) (x) thereafter this Agreement is terminated by either Pinnacle or Synovus pursuant to Section 10.1(c) without the Requisite Pinnacle Vote having been obtained (and all other conditions set forth in Section 9.1 and Section 9.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Synovus pursuant to Section 10.1(d) as a result of a willful breach and (B) prior to the date that is twelve (12) months after the date of such termination, Pinnacle enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Pinnacle shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Synovus the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 10.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)          In the event that this Agreement is terminated by Synovus pursuant to Section 10.1(e), then Pinnacle shall pay Synovus, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d)          Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e)          Each of Pinnacle and Synovus acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Pinnacle or Synovus, as the case may be, fails promptly to pay the amount due pursuant to this Section 10.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit.  In addition, if Pinnacle or Synovus, as the case may be, fails to pay the amounts payable pursuant to this Section 10.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE XI
GENERAL PROVISIONS

11.1        Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Pinnacle Vote or the Requisite Synovus Vote; provided, however, that after the receipt of the Requisite Pinnacle Vote or the Requisite Synovus Vote, there may not be, without further approval of the shareholders of Pinnacle or Synovus, as applicable, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each of the parties hereto.

11.2        Extension; Waiver.  At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, xv) extend the time for the performance of any of the obligations or other acts of the other party hereto, xvi) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and xvii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Pinnacle Vote or the Requisite Synovus Vote, there may not be, without further approval of the shareholders of Pinnacle or Synovus, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.3        Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 8.8 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

11.4        Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Pinnacle and Synovus.

11.5        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (c) on the first (1st) business day following the date of dispatch if delivered using a next-day service by a recognized next-day courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to Pinnacle, to:

Pinnacle Financial Partners, Inc.
21 Platform Way South
Nashville, TN 37203
Attention:	Harold R. Carpenter, Jr.
E-mail:	[redacted]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	H. Rodgin Cohen
Mitchell S. Eitel
Facsimile:	[redacted]
[redacted]
Email:	[redacted]
[redacted]

and

(b)          if to Synovus, to:

Synovus
33 West 14th Street
Columbus, GA 31901
Attention:	Allan E. Kamensky
Email:	[redacted]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:	Edward D. Herlihy
Brandon C. Price
Email:	[redacted]
[redacted]

11.6        Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Synovus means the actual knowledge of any of the officers of Synovus listed on Section 11.6 of the Synovus Disclosure Schedule, and the “knowledge” of Pinnacle means the actual knowledge of any of the officers of Pinnacle listed on Section 11.6 of the Pinnacle Disclosure Schedule.  As used herein, (a) the term “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person; provided that, for purposes of this Agreement, BHG shall not be an affiliate of Pinnacle, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives at least one (1) day prior to the date hereof, (ii) included in the virtual data room of a party at least one (1) day prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, (d) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the FRS Membership and the Bank Merger and (e) with respect to any representations or warranties made by Pinnacle in Article VI that expressly refers to BHG, such representation or warranty shall, with respect to such express reference to BHG, be deemed qualified by the knowledge of Iron.  The Synovus Disclosure Schedule and the Pinnacle Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  Nothing contained herein shall require any party or person to take any action in violation of applicable law.

11.7        Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.8        Entire Agreement.  This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

11.9        Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Synovus shall be subject to the laws of the State of Georgia and matters relating to the fiduciary duties of the Board of Directors of Pinnacle shall be subject to the laws of the State of Tennessee).

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.5.

11.10      Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

11.11      Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 8.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.12      Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

11.13      Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

11.14      Confidential Supervisory Information.  Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c), § 45-2-1603 of the Tennessee code and § 7-1-70 of the Georgia code) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law.  To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

11.15      Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e‑mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ M. Terry Turner
	Name:	M. Terry Turner
	Title:	President and Chief Executive Officer

SYNOVUS FINANCIAL CORP.

By:	/s/ Kevin S. Blair
	Name:	Kevin S. Blair
	Title:	Chairman of the Board, Chief
Executive Officer and President

STEEL NEWCO INC.

By:	/s/ Kevin S. Blair
	Name:	Kevin S. Blair
	Title:	Co-President

By:	/s/ M. Terry Turner
	Name:	M. Terry Turner
	Title:	Co-President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

NEWCO CHARTER

CERTIFICATE OF RESTATEMENT
OF
STEEL NEWCO INC.

Pursuant to Section 14-2-1007 of the Georgia Business Corporation Code, Steel Newco Inc., a Georgia corporation (the “Corporation”), certifies as follows:

1.
The attached Amended and Restated Articles of Incorporation were duly adopted by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business Code.

2.	The attached Amended and Restated Articles of Incorporation of the Corporation supersede the Articles of Incorporation of the Corporation that were filed with the Secretary of State on July 23, 2025.

3.	The attached Amended and Restated Articles of Incorporation shall be effective at [●] [a.m.][p.m.] Eastern Time on [●], 202[●].

[Signature on following page]

IN WITNESS WHEREOF, Steel Newco Inc. has caused this Certificate of Restatement to be signed by a duly authorized officer this [●] day of [●], 202[●].

By:
[Name]
[Title]

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PINNACLE FINANCIAL PARTNERS, INC.

1.           The name of the corporation is Pinnacle Financial Partners, Inc.

2.           The corporation shall have perpetual duration.

3.           The object of the corporation is pecuniary gain, and the general nature of the business to be transacted includes any lawful business, including, without limitation, the following:

(a)         To purchase or otherwise acquire and to own and hold, to the extent permitted by State and Federal law, the capital stock of any one or more banks, trust companies and/or banking corporations now existing or henceforth organized, and to exercise and enjoy any and all lawful rights, powers, privileges and other incidents of ownership with respect to all such stock;

(b)         To engage directly or indirectly in any lawful businesses, enterprises, ventures and other activities as the Board of Directors of the corporation may from time to time deem to be profitable or advantageous to the corporation but not incompatible with the foregoing, including but not limited to bank-related activities such as investment and financial counseling, management consulting and services, bookkeeping, computer and data processing services, rental of personal property and equipment, fiduciary and custodian services, brokerage of loans and insurance, real estate development and management, and securities investment, whether acting directly on its own behalf, in partnership or other relationship with others, through subsidiary or affiliated corporations, as agent or broker for others, or otherwise;

(c)        To purchase, subscribe for or otherwise acquire and own, hold, use, sell, assign, transfer, mortgage, pledge, exchange, create security interest in, or otherwise dispose of and generally deal in real and personal property of every kind and description, including good will, trade names, rights and franchises, and including shares of stock, certificates or other interests in voting trusts for shares of stock, or any bonds, debentures, notes, evidences of indebtedness, and other securities, contracts or obligations of any banking or other securities, contracts or obligations of any banking or other corporation or association organized under the laws of the State of Georgia or the United States of America or any other state or district or county, nation or government, and to pay therefor in whole or in part in cash or by exchanging therefor stocks, bonds, or other evidences of indebtedness or securities of this or any other corporation; and while the owner or holder of any such real or personal property, stocks, bonds, debentures, notes, evidences of indebtedness or other securities, contracts or obligations, to receive, collect and dispose of the interest, dividends and income arising therefrom, and to possess and exercise in respect thereof, all of the rights, powers and privileges of ownership, including all voting powers on any stocks, voting trust certificates, or other securities so owned; and in connection with any acquisition, disposition, pledge or other act of ownership with regard to any such stocks, securities or other property, whether tangible or intangible, to assume or guarantee performance of any liabilities, obligations or contracts of any persons, firms, corporations or associations;

(d)       To organize or promote or facilitate the organization of, and participate in the operation of, any corporation, association, partnership, syndicate or other entity formed for the purpose of transacting, promoting or carrying on any lawful business;

(e)       To merge, consolidate, dissolve, wind up or liquidate any corporation, association or other entity which this corporation may organize, purchase or otherwise acquire or have an interest in, or to cause the same to be merged, consolidated, dissolved, wound up or liquidated;

(f)          To aid, either by loans or by guaranty of securities or in any other manner, any corporation, association, business, enterprise, venture, or voting trust, domestic or foreign, any shares of stock in which or any bonds, debentures, notes, securities, evidences of indebtedness, contracts or obligations of which are held by this corporation, directly or indirectly, or in which, or in the welfare of which, this corporation shall have any interest, and to do any acts designed to protect, preserve, improve or enhance the value of any property at any time held or controlled by it or in which it may at any time be interested, directly or indirectly, through other corporations or otherwise;

(g)          To make equity and debt investments in corporations or projects designed primarily to promote community welfare, such as economic rehabilitation and development of depressed or blighted areas;

(h)         To do all things necessary, suitable or proper for the accomplishment of any purpose or objective of the corporation; and

(i)          The corporation shall have all of the powers and shall enjoy all of the rights, privileges and immunities as provided under the Georgia Business Corporation Code.

4.          The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be [●] shares.  The corporation shall have the authority to issue (i) [●] shares of common stock, par value of $1.00 per share, and (ii) [●] shares of preferred stock, no par value per share.  The corporation may acquire its own shares and shares so acquired shall become treasury shares.  In accordance with the provisions of the Georgia Business Corporation Code, the Board of Directors may determine the preferences, limitations and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock, and designate the number of shares within that series, before the issuance of any shares of that series.

Every holder of common stock of the corporation shall be entitled to one (1) vote in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of the common stock held by such holder as of the record date of such meeting.

Creation of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (hereinafter called “Series A Preferred Stock”):  The powers, rights, and preferences, and the qualifications, limitations, and restrictions thereof, of the Series A Preferred Stock are set forth in Designation A attached hereto.

Creation of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (hereinafter called “Series B Preferred Stock”):  The powers, rights, and preferences, and the qualifications, limitations, and restrictions thereof, of the Series B Preferred Stock are set forth in Designation B attached hereto.

Creation of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series C (hereinafter called “Series C Preferred Stock”):  The powers, rights, and preferences, and the qualifications, limitations, and restrictions thereof, of the Series C Preferred Stock are set forth in Designation C attached hereto.

5.          No shareholder of the corporation shall have any pre-emptive right to purchase, subscribe for or otherwise acquire any shares of stock of any class of the corporation, or any series of any class, or any options, rights or warrants to purchase shares of any class, or any series of any class, or any other securities of the corporation convertible into or carrying an option to purchase shares of any class, or any series of any class, whether now or hereafter authorized, and the Board of Directors of the corporation may authorize the issuance of shares of stock of any class, and series of the same class, or options, rights, or warrants to purchase shares of any class, or any series of any class, or any securities convertible into or carrying an option to purchase shares of any class, or any series of any class, without offering such issue of shares, options, rights, warrants or other securities, either in whole or in part, to the shareholders of the corporation.

6.           The Board of Directors of the corporation may authorize the issuance of bonds, debentures and other evidences of indebtedness of the corporation and may fix all the terms thereof, including, without limitation, the convertibility thereof into shares of stock of the corporation of any class, or any series of the same class.

7.          Each member of the Board of Directors of the corporation shall be elected at the annual meeting of shareholders and shall hold office for a term of one year and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation, removal or death.

8.           The shareholder vote required to:  (i) approve:  (a) any merger or consolidation of the corporation with or into any other corporation; or (b) the sale, lease, exchange or other disposition of all, or substantially all, of the assets of the corporation to or with any other corporation, person or entity, with respect to which the approval of the corporation’s shareholders is required by the provisions of the corporate laws of the State of Georgia; (ii) fix, from time to time, the number of members of the Board of Directors of the corporation; (iii) remove a member of the Board of Directors of the corporation; (iv) call a special meeting of the shareholders of the corporation; (v) alter, delete, rescind or amend any provision of the corporation’s bylaws, as amended; and (vi) alter, delete, rescind or amend any provision of the corporation’s Articles of Incorporation, as amended, shall be the affirmative vote by the holders of shares representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding common stock of the corporation.

9.          Any action required by law or permitted to be taken at any shareholders’ meeting may be taken without a meeting if, and only if, written consent, setting forth the action so taken, shall be signed by all of the shareholders of record of common stock of the corporation entitled to vote with respect to the subject matter thereof.  Such consent shall have the same force and effect as a unanimous vote of the shareholders and shall be filed with the Secretary and recorded in the Minute Book of the corporation.

10.

(a)          In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided however, that this Section 10(a) shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

(b)          In furtherance, but not in limitation, of Section 10(a), the Board of Directors of the corporation may, if it deems it advisable, oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise.  When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider all or any of the following:

(1)        whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

(2)          whether a more favorable price could be obtained for the corporation’s securities in the future;

(3)         the impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;

(4)         the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value for the corporation’s stock;

(5)         the value for the securities, if any, that the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation as compared to the offeror or any other entity whose securities are being offered; and

(6)         any antitrust or other legal or regulatory issues that are raised by the offer.

(c)        If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following:  (i) advising shareholders not to accept the offer; (ii) litigation against the offeror; (iii) filing complaints with governmental and regulatory authorities; (iv) acquiring the corporation’s securities; (v) selling or otherwise issuing authorized but unissued securities of the corporation or treasury stock or granting options or rights with respect thereto; (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (vii) soliciting a more favorable offer from another individual or entity.

11.         No director shall be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability to the extent required by applicable law:  (i) for the appropriation in violation of his duties of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 of the Official Code of Georgia Annotated, or any amendment thereto or successor provision thereto; or (iv) for any transaction from which the director received an improper personal benefit.  This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to July 1, 1987.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EXHIBIT B

NEWCO BYLAWS

As Restated
Effective [●], 202[●]

BYLAWS

OF

PINNACLE FINANCIAL PARTNERS, INC.

ARTICLE I.
OFFICES

Section 1.             Principal Office.  The principal office for the transaction of the business of the corporation shall be located in Cobb County, Georgia, at such place within said County as may be fixed from time to time by the Board of Directors.

Section 2.             Other Offices.  Branch offices and places of business may be established at any time by the Board of Directors at any place or places where the corporation is qualified to do business, whether within or without the State of Georgia.

ARTICLE II.
SHAREHOLDERS’ MEETINGS

Section 1.            Meetings, Where Held.  Any meeting of the shareholders of the corporation, whether an annual meeting or a special meeting, may be held either at the principal office of the corporation or at any place in the United States within or without the State of Georgia.

Section 2.            Annual Meetings.  The annual meeting of the shareholders of the corporation for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such time and place as is determined by the Board of Directors of the corporation each year.  Provided, however, that if the Board of Directors shall fail to set a date for the annual meeting of shareholders in any year, that the annual meeting of the shareholders of the corporation shall be held on the fourth Thursday in April of each year; provided, that if said day shall fall upon a legal holiday, then such annual meeting shall be held on the next day thereafter ensuing which is not a legal holiday.  Unless determined otherwise by the Board of Directors, the Chairman of the Board or the Chief Executive Officer shall act as chairman at all annual meetings.

Section 3.           Special Meetings.  A special meeting of the shareholders of the corporation, for any purpose or purposes whatsoever, may be called at any time by the Chairman of the Board, the Chief Executive Officer, a majority of the Board of Directors, or one or more shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.  Such a call for a special meeting must state the purpose of the meeting.  Unless otherwise determined by the Board of Directors, the Chairman of the Board or the Chief Executive Officer shall act as chairman at all special meetings.  This section, as it relates to the call of a special meeting of the shareholders of the corporation by one or more shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.

Section 4.             Notice of Shareholder Business and Director Nominations.

(i)          Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the shareholders may be made at an annual meeting only (1) pursuant to the corporation’s notice of meeting, (2) by or at the direction of the Board of Directors or (3) by any shareholder of the corporation who is a shareholder of record at the time of giving notice provided for in this Section 4, is entitled to vote at the meeting, and complies with the notice procedures set forth in this Section 4.

(ii)         In addition to any other applicable requirements, for nominations of persons for election to the Board of Directors or other business to be properly brought before an annual meeting by a shareholder pursuant to this Section 4, timely notice of any nominations of persons for election to the Board of Directors or of any other business to be brought before an annual meeting of shareholders by a shareholder must be provided in writing to the Secretary of the corporation.  To be timely, a shareholder’s notice shall be delivered to or received at the principal executive offices of the corporation (directed to the Secretary at the address, facsimile or electronic mail address specified in the corporation’s most recent proxy statement) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation) and such business must constitute a proper subject to be brought before such meeting.  To be in proper form, such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the Proxy Statement in connection with such annual meeting as a nominee and to serving as a director if elected), (B) evidence reasonably satisfactory to the corporation that such nominee has no interests that would limit such nominee’s ability to fulfill his or her duties of office and (C) a statement whether each such nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors, in accordance with the corporation’s Corporate Governance Guidelines; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the corporation that are owned beneficially and/or held of record by such shareholder and such beneficial owner, as well as information on (A) any hedging activities entered into by such shareholder or beneficial owner or derivative positions held or beneficially held by such shareholder or beneficial owner in each case with respect to shares or other equity interests of the corporation and (B) any other transactions, series of transactions, agreements, arrangements or understandings that have been entered into by or on behalf of such shareholder or beneficial owner the effect or intent of which is to increase or decrease the voting power or economic ownership of such shareholder or beneficial owner with respect to shares or other equity interests of the corporation.  In addition, if the shareholder intends to solicit proxies from the shareholders of the corporation, such shareholder’s notice shall notify the corporation of this intent.  If a shareholder fails to notify the corporation of his or her intent to solicit proxies and does in fact solicit proxies, the chairman shall have the authority, in his or her discretion, to strike the proposal or nomination by the shareholder.

(iii)       Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting.  Nominations of persons for election to the Board of Directors may be made at a special meeting at which directors are to be elected only pursuant to the corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) by any shareholder of the corporation who is a shareholder of record at the time of giving notice provided for in this Section 4(iii), is entitled to vote at the meeting, and complies with the notice procedures set forth in Section 4(ii)(1).  Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder’s notice required by this Section 4 is timely provided in writing to the Secretary of the corporation.  To be timely, a shareholder’s notice shall be delivered to or received at the principal executive offices of the corporation (directed to the Secretary at the address, facsimile or electronic mail address specified in the corporation’s most recent proxy statement) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the date of such special meeting (or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting and of the nominees proposed by the Board of Directors is first made by the corporation).

(iv)        For purposes of this Section 4, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(v)          Only those persons who are nominated in accordance with the procedures set forth in this Section 4 shall be eligible for election as directors at any meeting of shareholders.  Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any shareholders meeting except in accordance with the procedures set forth in this Section 4.  This Section 4 applies to proposals made or sought to be made at any meeting, whether or not such proposals are sought to be included in the corporation’s proxy statement pursuant to the federal proxy rules.  The chairman shall, if the facts warrant, determine and declare to the meeting that business has not been properly brought before the meeting in accordance with the provisions of this Section 4, and if the chairman should so determine, the chairman shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.  In addition, if the chairman of the meeting determines that a nomination of a director or directors was not made in accordance with the procedures specified in this Section 4, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.  In no event shall any adjournment or postponement of an annual or special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described in this Section 4.

(vi)       Notwithstanding the foregoing provisions of this Section 4, a shareholder shall also comply with all applicable requirements of the federal securities laws and the rules and regulations thereunder with respect to the matters set forth in this Section 4; provided, however, that references in these bylaws to the federal securities laws or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 4(i) or 4(ii) of these bylaws.  Nothing in this bylaw shall be deemed to affect any rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 5.             Notice of Meetings.  Unless waived, notice of each annual meeting and of each special meeting of the shareholders of the corporation shall be given to each shareholder of record entitled to vote, not less than ten (10) days nor more than sixty (60) days prior to said meeting.  Such notice shall specify the place, day and hour of the meeting; and in the case of a special meeting, it shall also specify the purpose or purposes for which the meeting is called.  Within thirty (30) days of receipt from the shareholders of the corporation of sufficient written demands for a special meeting which comply with and satisfy the requirements of Article 2, Section 3, for the call of a special meeting, the Secretary of the corporation will issue notice calling for a special meeting of the shareholders to be held within sixty (60) days of such notice.

Section 6.            Waiver of Notice.  Notice of an annual or special meeting of the shareholders of the corporation may be waived by any shareholder, either before or after the meeting; and the attendance of a shareholder at a meeting, either in person or by proxy, shall of itself constitute waiver of notice and waiver of any and all objections to the place or time of the meeting, or to the manner in which it has been called or convened, except when a shareholder attends solely for the purpose of stating, at the beginning of the meeting, an objection or objections to the transaction of business at such meeting.

Section 7.            Quorum, Voting and Proxy.  Shareholders representing a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation shall constitute a quorum at a shareholders’ meeting.  Any shareholder may be represented and vote at any shareholders’ meeting by proxy, which such shareholder has duly executed in writing or by any other method permitted by the Official Code of Georgia Annotated, filed with the Secretary of the corporation on or before the date of such meeting; provided, however, that no proxy shall be valid for more than 11 months after the date thereof unless otherwise specified in such proxy.  Every holder of common stock of the corporation shall be entitled to one (1) vote in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of the common stock held by such holder as of the record date of such meeting.

Section 8.          Voting Rights.  The voting rights of shares of common stock of the corporation shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.

Section 9.            No Meeting Necessary When.  Any action required by law or permitted to be taken at any shareholders’ meeting may be taken without a meeting if, and only if, written consent, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.  Such consent shall have the same force and effect as a unanimous vote of the shareholders and shall be filed with the Secretary and recorded in the Minute Book of the corporation.

ARTICLE III.
DIRECTORS

Section 1.             Number.  The Board of Directors of the corporation shall consist of not less than 8 nor more than 25 Directors.  The number of Directors may vary between said minimum and maximum, and within said limits, (i) the Board of Directors or (ii) the shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation may, from time to time, by resolution fix the number of Directors to comprise said Board.  This section, as it relates to, from time to time, fixing the number of Directors of the corporation by (i) the Board of Directors or (ii) the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation, shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.

Section 2.          Election and Tenure.  Each member of the Board of Directors of the corporation shall be elected at the annual meeting of shareholders and shall hold office for a term expiring at the next succeeding annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation, removal or death.  Except as provided in Article III, Section 10 of these bylaws, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (a) the Secretary of the corporation receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for directors set forth in Article II, Section 4 of these bylaws and (b) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date the corporation first mails its notice of meeting for such meeting to the shareholders.  If directors are to be elected by a plurality of the votes cast, shareholders shall not be permitted to vote against a nominee.

Section 3.          Powers.  The Board of Directors shall have authority to manage the affairs and exercise the powers, privileges and franchises of the corporation as they may deem expedient for the interests of the corporation, subject to restrictions imposed by law, the terms of the Articles of Incorporation, bylaws and such policies and directions as may be prescribed from time to time by the shareholders of the corporation.

Section 4.            Meetings.  The annual meeting of the Board of Directors shall be held without notice immediately before the annual meeting of the shareholders of the corporation, on the same date and at the same place as said annual meeting of the shareholders.  The Board by resolution may provide for regular meetings, which may be held without notice as and when scheduled in such resolution.  Special meetings of the Board may be called at any time by the Chairman of the Board, the Chief Executive Officer, the Lead Director, or by any two or more Directors.

Section 5.           Notice and Waiver; Quorum.  Notice of any special meeting of the Board of Directors shall be given to each Director personally or by mail, telegram, cablegram or telephone, or by any other means customary for expedited business communications, at least one day prior to the meeting.  Such notice may be waived, either before or after the meeting; and the attendance of a Director at any special meeting shall of itself constitute a waiver of notice of such meeting and of any and all objections to the place or time of the meeting, or to the manner in which it has been called or convened, except where a Director states, at the beginning of the meeting, any such objection or objections to the transaction of business.  A majority of the Board of Directors shall constitute a quorum at any Directors’ meeting.

Section 6.             No Meeting Necessary, When.  Any action required by law or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if written consent, setting forth the action so taken, shall be signed by all the Directors or committee members.  Such consent shall have the same force and effect as a unanimous vote of the Board of Directors and shall be filed with the Secretary and recorded in the Minute Book of the corporation.

Section 7.             Telephone Conference Meetings.  Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board or committee by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting.

Section 8.          Voting.  At all meetings of the Board of Directors each Director shall have one vote and, except as otherwise provided herein or provided by law, all questions shall be determined by a majority vote of the Directors present.

Section 9.            Removal.  Any one or more Directors or the entire Board of Directors may be removed from office, with or without cause, by the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation at any shareholders’ meeting with respect to which notice of such purpose has been given.  This section, as it relates to the removal of Directors of the corporation by the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation, shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.

Section 10.         Vacancies.  Any vacancy occurring in the Board of Directors caused by the removal of a Director pursuant to Section 9 of this Article III shall be filled by the shareholders, or if authorized by the shareholders, by the Board of Directors.  Any other vacancy occurring in the Board of Directors, including, without limitation, vacancies occurring by reason of an increase in the number of directors comprising the Board or the death, resignation, retirement, disqualification or removal of any Director other than pursuant to Section 9 of this Article III, may be filled by the Board of Directors or the shareholders until the next succeeding annual meeting of shareholders and until a successor is duly elected and qualified.  Vacancies in the Board of Directors filled by the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors, though less than a quorum, or the sole remaining Director, as the case may be.

Section 11.         Dividends.  The Board of Directors may not make a distribution to the shareholders if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the shareholders whose preferential rights are superior to those receiving the distribution.  The effect of the distribution shall be determined as set forth in Section 14-2-640 of the Georgia Business Corporation Code (the “GBCC”).

Section 12.          Committees.  In the discretion of the Board of Directors, said Board from time to time may elect or appoint, from its own members, an Executive Committee, an Audit Committee, a Risk Committee, a Corporate Governance and Nominating Committee, a Compensation and Human Capital Committee and such other committee or committees as said Board may see fit to establish.  Each such committee shall consist of two or more Directors, and each shall possess such powers and be charged with such responsibilities as are delegated by the Board by resolution, subject to the limitations imposed in these bylaws and by applicable law.

Section 13.          Executive Committee.  The Executive Committee shall, during the intervals between meetings of the corporation’s Board of Directors, possess and may exercise any and all powers of the corporation’s Board of Directors in the management and direction of the business and affairs of the corporation in which specific direction has not been given by the corporation’s Board of Directors.

Section 14.        Officers and Salaries.  The Board of Directors shall elect all officers of the corporation and shall approve the remuneration, including remuneration from employee benefit plans, of all officers, except that the Board of Directors shall not have the responsibility to approve salaries for officers who are not executive officers.

Section 15.          Compensation of Directors.  Directors shall be entitled to receive compensation for their service as Directors and such fees and expenses, if any, for attendance at each regular or special meeting of the Board and any adjournments thereof, as may be fixed from time to time by resolution of the Board, and such fees and expenses shall be payable even though an adjournment be had because of the absence of a quorum; provided, however, that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.  Members of either standing or special committees may be allowed such compensation as may be provided from time to time by resolution of the Board for serving upon and attending meetings of such committees.

ARTICLE IV.
OFFICERS

Section 1.         Selection.  The Board of Directors at each annual meeting shall elect or appoint a Chief Executive Officer, a President, a Secretary and a Treasurer, each to serve for the ensuing year and until his successor is elected and qualified, or until his earlier resignation, removal from office, or death. The Board of Directors, at such meeting, may or may not, in the discretion of the Board, elect a Chairman of the Board, one or more Vice Chairmen of the Board, a Chief Operating Officer, one or more Vice Chairmen of the corporation, one or more Chairmen of the Board-Emeritus and/or one or more Vice Presidents and, also may elect or appoint one or more Assistant Vice Presidents and/or one or more Assistant Secretaries and/or one or more Assistant Treasurers.  When more than one Vice President is elected, they may, in the discretion of the Board, be designated Executive Vice President, First Vice President, Second Vice President, etc., according to seniority or rank, and any person may hold two or more offices, except that neither the Chief Executive Officer nor President shall also serve as the Secretary.

Section 2.          Removal, Vacancies.  Any officers of the corporation may be removed from office at any time by the Board of Directors, with or without cause.  Any vacancy occurring in any office of the corporation may be filled by the Board of Directors.

Section 3.           Chief Executive Officer.  The Chief Executive Officer shall, under the direction of the Board of Directors, have responsibility for the general direction of the corporation’s business, policies and affairs.  The Chief Executive Officer shall have such other authority and perform such other duties as usually appertain to the chief executive office in business corporations or as are provided by the Board of Directors.

Section 4.            President.  The President shall, under the direction of the Chief Executive Officer, have direct superintendence of the corporation’s business, policies, properties and affairs.  The President shall have such further powers and duties as from time to time may be conferred upon or assigned to such officer by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

Section 5.            Vice Presidents.  The Executive Vice Presidents, if any, and Vice Presidents shall have such powers and duties as from time to time may be conferred upon or assigned to them by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President.  An Executive Vice President or other officer may be responsible for the assignment of duties to subordinate Vice Presidents.

Section 6.           Secretary.  It shall be the duty of the Secretary to keep a record of the proceedings of all meetings of the shareholders and Board of Directors; to keep the stock records of the corporation; to notify the shareholders and Directors of meetings as provided by these bylaws; and to perform such other duties as may be prescribed by the Chairman of the Board, Chief Executive Officer, President or Board of Directors.  Any Assistant Secretary, if elected, shall perform the duties of the Secretary during the absence or disability of the Secretary and shall perform such other duties as may be prescribed by the Chairman of the Board, Chief Executive Officer, President, Secretary or Board of Directors.

Section 7.           Treasurer.  The Treasurer shall keep, or cause to be kept, the financial books and records of the corporation, and shall faithfully account for its funds.  He shall make such reports as may be necessary to keep the Chairman of the Board, the Chief Executive Officer, the President and Board of Directors fully informed at all times as to the financial condition of the corporation, and shall perform such other duties as may be prescribed by the Chairman of the Board, the Chief Executive Officer, President or Board of Directors.  Any Assistant Treasurer, if elected, shall perform the duties of the Treasurer during the absence or disability of the Treasurer, and shall perform such other duties as may be prescribed by the Chairman of the Board, Chief Executive Officer, President, Treasurer or Board of Directors.

ARTICLE V.
CONTRACTS, ETC.

Section 1.            Contracts, Deeds and Loans.  All contracts, deeds, mortgages, pledges, promissory notes, transfers and other written instruments binding upon the corporation shall be executed on behalf of the corporation by the Chairman of the Board, if elected, Chief Executive Officer, the President, or by such other officers or agents as the Board of Directors may designate from time to time.  Any such instrument required to be given under the seal of the corporation may be attested by the Secretary or Assistant Secretary of the corporation.

Section 2.            Proxies.  The Chairman of the Board, Chief Executive Officer, any Vice Chairman of the Board, any Vice Chairman of the corporation, the President, any Executive Vice President, Secretary or Treasurer of the corporation shall have full power and authority, on behalf of the corporation, to attend and to act and to vote at any meetings of the shareholders, bond holders or other security holders of any corporation, trust or association in which the corporation may hold securities, and at and in connection with any such meeting shall possess and may exercise any and all of the rights and powers incident to the ownership of such securities and which as owner thereof the corporation might have possessed and exercised if present, including the power to execute proxies and written waivers and consents in relation thereto.  In the case of conflicting representation at any such meeting, the corporation shall be represented by its highest ranking officer, in the order first above stated.  Notwithstanding the foregoing, the Board of Directors may, by resolution, from time to time, confer like powers upon any other person or persons.

ARTICLE VI.
CHECKS AND DRAFTS

Checks and drafts of the corporation shall be signed by such officer or officers or such other employees or persons as the Board of Directors may from time to time designate.

ARTICLE VII.
STOCK

Section 1.           Certificates of Stock.  Shares of capital stock of the corporation shall be issued in certificate or book-entry form.  Certificates shall be numbered consecutively and entered into the stock book of the corporation as they are issued.  Each certificate shall state on its face the fact that the corporation is a Georgia corporation, the name of the person to whom the shares are issued, the number and class of shares (and series, if any) represented by the certificate and their par value, or a statement that they are without par value.  In addition, when and if more than one class of shares shall be outstanding, all share certificates of whatever class shall state that the corporation will furnish to any shareholder upon request and without charge a full statement of the designations, relative rights, preferences and limitations of the shares of each class authorized to be issued by the corporation.

Section 2.            Signature; Transfer Agent; Registrar.  Share certificates shall be signed by the President or Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation, and shall bear the seal of the corporation or a facsimile thereof.  The Board of Directors may from time to time appoint transfer agents and registrars for the shares of capital stock of the corporation or any class thereof, and when any share certificate is countersigned by a transfer agent or registered by a registrar, the signature of any officer of the corporation appearing thereon may be a facsimile signature.  In case any officer who signed, or whose facsimile signature was placed upon, any such certificate shall have died or ceased to be such officer before such certificate is issued, it may nevertheless be issued with the same effect as if he continued to be such officer on the date of issue.

Section 3.            Stock Book.  The corporation shall keep at its principal office, or at the office of its transfer agent, wherever located, with a copy at the principal office of the corporation, a book, to be known as the stock book of the corporation, containing in alphabetical order the name of each shareholder of record, together with his address, the number of shares of each kind, class or series of stock held by him and his social security number.  The stock book shall be maintained in current condition.  The stock book, including the share register, or the duplicate copy thereof maintained at the principal office of the corporation, shall be available for inspection by any shareholder at any meeting of the shareholders upon request and shall also be made available for inspection and copying upon the request of any shareholder owning in excess of 2% of the corporation’s common stock, which request must be made in accordance with the provisions of Section 14-2-1602 of the Official Code of Georgia Annotated, as amended.  The information contained in the stock book and share register may be stored on punch cards, magnetic tape, or any other approved information storage devices related to electronic data processing equipment, provided that any such method, device, or system employed shall first be approved by the Board of Directors, and provided further that the same is capable of reproducing all information contained therein, in legible and understandable form, for inspection by shareholders or for any other proper corporate purpose.

Section 4.            Transfer of Stock; Registration of Transfer.  The stock of the corporation shall be transferred only by surrender of the certificate and transfer upon the stock book of the corporation.  Upon surrender to the corporation, or to any transfer agent or registrar for the class of shares represented by the certificate surrendered, of a certificate properly endorsed for transfer, accompanied by such assurances as the corporation, or such transfer agent or registrar, may require as to the genuineness and effectiveness of each necessary endorsement and satisfactory evidence of compliance with all applicable laws relating to securities transfers and the collection of taxes, it shall be the duty of the corporation, or such transfer agent or registrar, to issue a new certificate, cancel the old certificate and record the transactions upon the stock book of the corporation.

Section 5.          Registered Shareholders.  Except as otherwise required by law, the corporation shall be entitled to treat the person registered on its stock book as the owner of the shares of the capital stock of the corporation as the person exclusively entitled to receive notification, dividends or other distributions, to vote and to otherwise exercise all the rights and powers of ownership and shall not be bound to recognize any adverse claim.

Section 6.         Record Date.  For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action affecting the interests of shareholders, the Board of Directors may fix, in advance, a record date.  Such date shall not be more than seventy (70) nor less than ten (10) days before the date of any such meeting nor more than seventy (70) days prior to any other action.  In each case, except as otherwise provided by law, only such persons as shall be shareholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting and any adjournment thereof, to express such consent or dissent, or to receive payment of such dividend or such allotment of rights, or otherwise be recognized as shareholders for any other related purpose, notwithstanding any registration of a transfer of shares on the stock book of the corporation after any such record date so fixed.

Section 7.          Lost Certificates.  When a person to whom a certificate of stock has been issued alleges it to have been lost, destroyed or wrongfully taken, and if the corporation, transfer agent or registrar is not on notice that such certificate has been acquired by a bona fide purchaser, a new certificate may be issued upon such owner’s compliance with all of the following conditions, to-wit:  (a) He shall file with the Secretary of the corporation, and the transfer agent or the registrar, his request for the issuance of a new certificate, with an affidavit setting forth the time, place and circumstances of the loss; (b) He shall also file with the Secretary, and the transfer agent or the registrar, a bond with good and sufficient security acceptable to the corporation and the transfer agent or the registrar, or other agreement of indemnity acceptable to the corporation and the transfer agent or the registrar, conditioned to indemnify and save harmless the corporation and the transfer agent or the registrar from any and all damage, liability and expense of every nature whatsoever resulting from the corporation’s or the transfer agent’s or the registrar’s issuing a new certificate in place of the one alleged to have been lost; and (c) He shall comply with such other reasonable requirements as the Chief Executive Officer, the President or the Board of Directors of the corporation, and the transfer agent or the registrar shall deem appropriate under the circumstances.

Section 8.           Replacement of Mutilated Certificates.  A new certificate may be issued in lieu of any certificate previously issued that may be defaced or mutilated upon surrender for cancellation of a part of the old certificate sufficient in the opinion of the Secretary and the transfer agent or the registrar to duly identify the defaced or mutilated certificate and to protect the corporation and the transfer agent or the registrar against loss or liability.  Where sufficient identification is lacking, a new certificate may be issued upon compliance with the conditions set forth in Section 7 of this Article VII.

ARTICLE VIII.
INDEMNIFICATION AND REIMBURSEMENT

To the fullest extent permitted by applicable law, every person now or hereafter serving as a director, officer, employee or agent of the corporation and all former directors and officers, employees or agents shall be indemnified and held harmless by the corporation from and against the obligation to pay a judgement, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent:  (a) because he or she is or was a director, officer, employee, or agent of the corporation; (b) because he or she is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or an accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

Reasonable expenses incurred in any proceeding shall be paid by the corporation in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee, or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

The foregoing rights of indemnification and advancement of expenses shall not be deemed exclusive of any other right to which those indemnified may be entitled, and the corporation may provide additional indemnity and rights to its directors, officers, employees or agents to the fullest extent permitted by applicable law.

The provisions of this Article VIII shall cover proceedings whether now pending or hereafter commenced and shall be retroactive to cover acts or omissions or alleged acts or omissions which heretofore have taken place.  In the event of death of any person having a right of indemnification or advancement of expenses under the provisions of this Article VIII, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.  If any part of this Article VIII should be found to be invalid or ineffective in any proceeding, the validity and effect of the remaining provisions shall not be affected.

ARTICLE IX.
MERGERS, CONSOLIDATIONS AND OTHER DISPOSITIONS OF ASSETS

The affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation shall be required to approve any merger or consolidation of the corporation with or into any corporation, and the sale, lease, exchange or other disposition of all, or substantially all, of the assets of the corporation to or with any other corporation, person or entity, with respect to which the approval of the corporation’s shareholders is required by the provisions of the corporate laws of the State of Georgia.  This Article shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.

ARTICLE X.
CRITERIA FOR CONSIDERATION OF TENDER OR OTHER OFFERS

Section 1.            Factors to Consider.  The Board of Directors of the corporation may, if it deems it advisable, oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise.  When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(i)          whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

(ii)          whether a more favorable price could be obtained for the corporation’s securities in the future;

(iii)        the impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;

(iv)       the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation’s stock;

(v)          the value of the securities, if any, that the offeror is offering in exchange for the corporation’s securities, based on an analysis of the worth of the corporation as compared to the offeror or any other entity whose securities are being offered; and

(vi)         any antitrust or other legal or regulatory issues that are raised by the offer.

Section 2.            Appropriate Actions.  If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following:  (i) advising shareholders not to accept the offer; (ii) litigation against the offeror; (iii) filing complaints with governmental and regulatory authorities; (iv) acquiring the corporation’s securities; (v) selling or otherwise issuing authorized but unissued securities of the corporation or treasury stock or granting options or rights with respect thereto; (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (vii) soliciting a more favorable offer from another individual or entity.

ARTICLE XI.
AMENDMENT

Except as otherwise specifically provided herein, the bylaws of the corporation may be altered, amended or added to by the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation present and voting therefor at a shareholders’ meeting or, subject to such limitations as the shareholders may from time to time prescribe, by a majority vote of all the Directors then holding office at any meeting of the Board of Directors.

ARTICLE XII.
EXCLUSIVE FORUM FOR CERTAIN DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary or legal duty owed by any current or former director, officer, employee, shareholder, or agent of the corporation to the corporation or the corporation’s shareholders, (iii) any action asserting a claim against the corporation, its current or former directors, officers, employees, shareholders, or agents arising pursuant to any provision of the GBCC or the corporation’s Articles of Incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the corporation, its current or former directors, officers, employees, shareholders, or agents governed by the internal affairs doctrine shall be the Georgia State-Wide Business Court (the “Chosen Court”).

To the fullest extent permitted by law, if any action the subject matter of which is within the scope of the preceding paragraph is filed in a court (a “Foreign Court”) other than the Chosen Court (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the Chosen Court in connection with any action brought in any such Foreign Court to enforce the preceding paragraph and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

ARTICLE XIII.
CERTAIN GOVERNANCE MATTERS

Section 1.             Interpretation; Definitions.

(i)           The provisions of this Article XIII shall apply notwithstanding anything to the contrary set forth in the other Articles of these Bylaws.  In the event of any inconsistency or conflict between any provision of this Article XIII and any other provision of these Bylaws or any of the Corporation’s other constituent documents, such provision of this Article XIII shall control to the fullest extent permitted by law.

(ii)          The following definitions shall apply to this Article XIII:

(a)         “Designated Exchange” shall mean the primary stock exchange on which the Corporation’s common stock is listed.

(b)         “Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger, dated as of July 24, 2025, by and among Synovus Financial Corp., Pinnacle Financial Partners, Inc. and Steel Newco Inc., as it may have been amended, restated, supplemented or otherwise modified from time to time.

(c)         “Entire Board of Directors” shall mean the total number of directors which the Board of Directors of the Corporation or Pinnacle Bank, as applicable, would have if there were no vacancies.

(d)        “Legacy Pinnacle” shall mean Pinnacle, a Tennessee corporation, which has merged with and into the Corporation effective as of the Effective Time.

(e)         “Legacy Pinnacle Directors” shall mean the persons who were directors of Legacy Pinnacle immediately prior to the Effective Time and who were designated by the Boards of Directors of Legacy Pinnacle and the Corporation prior to the Effective Time to be directors of the Corporation as of the Effective Time and any additional directors nominated by the Legacy Pinnacle Nominating Committee pursuant to Section 3(ii) or Section 3(iv) of this Article XIII.

(f)       “Legacy Pinnacle Nominating Committee” shall mean a committee of the Board of Directors of the Corporation or of Pinnacle Bank, as applicable, comprised of all the Legacy Pinnacle Directors who satisfy, in the case of the Corporation, the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(g)       “Legacy Synovus” shall mean Synovus, a Georgia corporation, which has merged with and into the Corporation effective as of the Effective Time.

(h)         “Legacy Synovus Directors” shall mean the persons who were directors of Legacy Synovus immediately prior to the Effective Time and who were designated by the Boards of Directors of Legacy Synovus and the Corporation prior to the Effective Time to be directors of the Corporation as of the Effective Time and any additional directors nominated by the Legacy Synovus Nominating Committee pursuant to Section 3(iii) or Section 3(v) of this Article XIII.

(i)       “Legacy Synovus Nominating Committee” shall mean a committee of the Board of Directors of the Corporation or of Pinnacle Bank, as applicable, comprised of all the Legacy Synovus Directors who satisfy, in the case of the Corporation, the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.

(j)           “Pinnacle Bank” shall mean Pinnacle Bank, a wholly owned subsidiary of the Corporation.

(k)         “Transition Period” shall mean the period beginning at the Effective Time and ending on the first business day following the second anniversary of the Effective Time.

Section 2.             Board of Directors; Management.

(i)          (a) As of the Effective Time, the Entire Boards of Directors of the Corporation and of Pinnacle Bank shall be fifteen (15) directors, of which, in each case of the Corporation and Pinnacle Bank, eight (8) directors shall be Legacy Pinnacle Directors and seven (7) directors shall be Legacy Synovus Directors; and (b) during the Transition Period, the size of the Entire Boards of Directors of the Corporation and of Pinnacle Bank shall not be increased or decreased except as otherwise expressly set forth in this Article XIII;

(ii)         As of the Effective Time, (i) subject to Section 2(iii) and Section 2(iv) of this Article XIII, Mr. M. Terry Turner will serve as Non-Executive Chairman of the Boards of Directors of the Corporation and of Pinnacle Bank which position shall not be an officer or executive position of the Corporation or Pinnacle Bank, (ii) subject to Section 2(iii) and Section 2(iv) of this Article XIII, Mr. Kevin S. Blair will serve as a director of the Corporation and of Pinnacle Bank and as Chief Executive Officer and President and the highest-ranking executive officer of the Corporation and of Pinnacle Bank reporting directly and exclusively to the Boards of Directors of the Corporation and of Pinnacle Bank, (iii) Mr. Andrew J. Gregory will serve as Chief Financial Officer of the Corporation and of Pinnacle Bank reporting to the Chief Executive Officer, (iv) Mr. Robert A. McCabe will serve as Vice Chairman of the Boards of Directors and as Chief Banking Officer of the Corporation and of Pinnacle Bank until the earlier of the (x) first anniversary of the Effective Time and (y) death, resignation, removal, disqualification or other cessation of service by Mr. McCabe as Vice Chairman of the Boards of Directors or Chief Banking Officer of the Corporation and of Pinnacle Bank (such date, the “Vice Chairman Succession Date”), at which time Mr. McCabe will cease to serve as a member of the Boards of Directors and as Chief Banking Officer of the Corporation and of Pinnacle Bank, (v) Mr. Tim E. Bentsen, or a replacement selected pursuant Section 2(vi) of this Article XIII, will serve as Lead Independent Director of the Boards of Directors of the Corporation and of Pinnacle Bank for the duration of the Transition Period and (vi) Mr. G. Kennedy Thompson will serve as a director of the Corporation and of Pinnacle Bank until the earlier of the (x) first anniversary of the Effective Time, or such later date as may be determined by the Boards of Directors of the Corporation and of Pinnacle Bank pursuant to Section 4 of this Article XIII, or (y) death, resignation, removal, disqualification or other cessation of service by Mr. Thompson as a director of the Corporation and of Pinnacle Bank.

(iii)       During the Transition Period (or in the case of Mr. McCabe, during the one-year period following the Effective Time), (i) any removal (with or without cause) of Mr. Turner, Mr. Blair, Mr. McCabe or Mr. Gregory from serving in the capacities set forth in Section 2(ii)(i) and (ii) of this Article XIII from, or failure to appoint, re-elect or re-nominate, as applicable, such person to, any such positions, (ii) any amendment or modification to any employment, consulting or similar agreement with Mr. Turner, Mr. Blair, Mr. McCabe or Mr. Gregory to the extent such amendment or modification would conflict with this Article XIII or adversely affect such individual, (iii) any termination of Mr. Turner’s service with, or Mr. Blair’s, Mr. McCabe’s or Mr. Gregory’s employment by or other service with, the Corporation or any subsidiary of the Corporation, or (iv) any modification to Mr. Blair’s reporting relationships as set forth in these Bylaws or failure to appoint Mr. Blair as Chairman of the Boards of Directors of the Corporation and of Pinnacle Bank on the Chairman Succession Date shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

(iv)     Upon the earlier of the (i) second anniversary of the Effective Time and (ii) death, resignation, removal, disqualification or other cessation of service by Mr. Turner as Non-Executive Chairman of the Boards of Directors of the Corporation and of Pinnacle Bank (such date, the “Chairman Succession Date”), (A) Mr. Turner shall cease to serve as Non-Executive Chairman and as a member of the Boards of Directors of the Corporation and of Pinnacle Bank and (B) Mr. Blair (or, in the event of Mr. Blair’s earlier death, resignation, removal, disqualification or other cessation of service as Chief Executive Officer and director of the Corporation and Pinnacle Bank, another individual, such other individual to be approved by the affirmative vote of a majority of the Entire Board of Directors, which majority shall include at least seventy-five percent (75%) of the Legacy Synovus Directors) shall be the Chairman of the Boards of Directors of the Corporation and of Pinnacle Bank.

(v)         Following the Chairman Succession Date, Mr. Turner shall serve as a special advisor in a consulting role to the Chief Executive Officer of the Corporation until the earlier of the (x) second anniversary of the Chairman Succession Date or (y) death, resignation, removal, disqualification or other cessation of service by Mr. Turner as a consultant to the Corporation.

(vi)        If, prior to the expiration of the Transition Period, Mr. Bentsen ceases at any time to serve as the Lead Independent Director of the Boards of Directors of the Corporation and of Pinnacle Bank, the Legacy Synovus Nominating Committee shall select an individual that qualifies as an independent director under the rules of the Designated Exchange to serve as the Lead Independent Director of the Boards of Directors of the Corporation and of Pinnacle Bank.

Section 3.             Composition of the Board of Directors.

During the Transition Period:

(i)        The Entire Boards of Directors of the Corporation and of Pinnacle Bank will be automatically reduced by one director without further action on each of the Chairman Succession Date and the Vice Chairman Succession Date;

(ii)        all vacancies resulting from the cessation of service by any Legacy Pinnacle Director for any reason (other than those of Mr. Turner and Mr. McCabe, which are addressed in Section 3(i) of this Article XIII) shall be filled by the Boards of Directors of the Corporation and of Pinnacle Bank with a nominee selected by the Legacy Pinnacle Nominating Committee;

(iii)        all vacancies resulting from the cessation of service by any Legacy Synovus Director for any reason shall be filled by the Boards of Directors of the Corporation and of Pinnacle Bank with a nominee selected by the Legacy Synovus Nominating Committee;

(iv)        the Legacy Pinnacle Nominating Committee shall have the exclusive authority to nominate, on behalf of the Boards of Directors of the Corporation and of Pinnacle Bank, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Legacy Pinnacle Director; and

(v)         the Legacy Synovus Nominating Committee shall have the exclusive authority to nominate, on behalf of the Boards of Directors of the Corporation and of Pinnacle Bank, directors for election at each annual meeting, or at any special meeting at which directors are to be elected, to fill each seat previously held by a Legacy Synovus Director;

(vi)        all vacancies on the Boards of Directors of the Corporation and of Pinnacle Bank shall be promptly filled by the Boards of Directors of the Corporation and of Pinnacle Bank with the individuals chosen as provided for in this Article XIII; and

(vii)        the members of the Board of Directors of the Corporation and of Pinnacle Bank shall be identical.

Section 4.             Director Retirement.  A director shall retire as a director of the Corporation and of Pinnacle Bank effective as of the first annual meeting of the Corporation occurring after the date on which such director has turned seventy-five (75) years of age, without any further action by the shareholders or the Boards of Directors of the Corporation or of Pinnacle Bank; provided that this Section 4 shall not apply to (i) Mr. McCabe prior to the Vice Chairman Succession Date and (ii) Mr. Thompson prior to the first anniversary of the Effective Time (as such period for Mr. Thompson may be extended on an annual basis by the affirmative vote of a majority of the Entire Board of Directors).

Section 5.             Composition of Committees.

(i)          During the Transition Period, the Boards of Directors of the Corporation and of Pinnacle Bank shall have and maintain as standing committees (i) an Executive Committee, (ii) an Audit Committee, (iii) a Risk Committee, (iv) a Compensation and Human Capital Committee and (v) a Corporate Governance and Nominating Committee.

(ii)         During the Transition Period, the Executive Committee shall be composed of the Chief Executive Officer, the Non-Executive Chairman (or if the Chairman Succession Date precedes the expiration of the Transition Period, the Chairman), the Vice Chairman (during his term of service), the Lead Independent Director and the Chairs of the Audit Committee, the Risk Committee, the Corporate Governance and Nominating Committee and the Compensation and Human Capital Committee.

(iii)        During the Transition Period, each committee of the Boards of Directors of the Corporation and of Pinnacle Bank (other than the Executive Committee, the Legacy Pinnacle Nominating Committee and the Legacy Synovus Nominating Committee) shall (i) have at least four (4) members, (ii) have an even number of members and (iii) be composed of fifty percent (50%) Legacy Pinnacle Directors and fifty percent (50%) Legacy Synovus Directors.  During the Transition Period, all vacancies on any committee of the Boards of Directors of the Corporation and of Pinnacle Bank shall be promptly filled by the Boards of Directors of the Corporation and of Pinnacle Bank in compliance with the foregoing requirements.

(iv)        During the Transition Period, (i) the Chief Executive Officer shall chair the Executive Committee, (ii) a Legacy Pinnacle Director shall chair the Risk Committee, (iii) a Legacy Pinnacle Director shall chair the Audit Committee, (iv) a Legacy Synovus Director shall chair the Corporate Governance and Nominating Committee and (v) a Legacy Synovus Director shall chair the Compensation and Human Capital Committee.  Service on any committee shall be subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the rules of the Designated Exchange.

(v)         As of the Effective Time and for the duration of the Transition of Period, the Boards of Directors of the Corporation and of Pinnacle Bank shall constitute a Legacy Pinnacle Nominating Committee, which shall be comprised of all the Legacy Pinnacle Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.  At the end of the Transition Period, the Legacy Pinnacle Nominating Committee shall be automatically disbanded.

(vi)        As of the Effective Time and for the duration of the Transition Period, the Board of the Corporation and of Pinnacle Bank shall constitute a Legacy Synovus Nominating Committee, which shall be comprised of all the Legacy Synovus Directors who satisfy the independence requirements (and any other requirements) for nominating committee membership under the rules of the Designated Exchange.  At the end of the Transition Period, the Legacy Synovus Nominating Committee shall be automatically disbanded.

(vii)       Notwithstanding anything to the contrary in these Bylaws, during the Transition Period, no committee (including, for the avoidance of doubt, the Executive Committee) shall be permitted to take any action, and the Board shall not delegate to any committee the power to take any action, that, if taken by the Boards of Directors of the Corporation and of Pinnacle Bank, would require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors pursuant to this Article XIII.

Section 6.             Corporate Name; Headquarters.

(i)          The name of the Corporation shall be “Pinnacle Financial Partners, Inc.” and the name of Pinnacle Bank shall be “Pinnacle Bank”.

(ii)        The shares of common stock of the Corporation shall be traded on the Designated Exchange under the ticker symbol “PNFP”.

(iii)         The headquarters of (i) the Corporation will be located in Atlanta, Georgia and (ii) Pinnacle Bank will be located in Nashville, Tennessee.  For the avoidance of doubt, Atlanta, Georgia will be deemed to include Cobb County for purposes of this provision.

Section 7.            Amendments.  During the Transition Period, this Article XIII may be modified, amended or repealed (voluntarily or by merger, consolidation or otherwise by operation of law), and any Bylaw provision or other resolution inconsistent with these Bylaws may be adopted, by the Boards of Directors of the Corporation and of Pinnacle Bank only by (and any such modification, amendment, repeal or inconsistent Bylaw provisions and other resolutions may be proposed or recommended by the Boards of Directors of the Corporation and of Pinnacle Bank for adoption by the shareholders of the Corporation only by) an affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.  Any modification, amendment or repeal of this Article XIII or adoption of any Bylaw provision or other resolution inconsistent with this Article XIII following the Transition Period adopted by the Board of Directors of the Corporation or of Pinnacle Bank shall be prospective only and shall not in any way diminish or adversely affect the applicability and enforceability of the bylaws set forth in this Article XIII (as they applied prior to such modification, amendment or repeal or adoption) with respect to the Transition Period without an affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors (as comprised at the end of the Transition Period).

Section 8.            Change of Control.  During the Transition Period, any merger or consolidation of the Corporation with or into any other entity or other disposition by the Corporation of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, shall require an affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

EXHIBIT C

BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER OF
PINNACLE BANK
AND
SYNOVUS BANK

This Agreement and Plan of Merger (this “Agreement”), dated as of [●], 2025, is made by and between Pinnacle Bank, a Tennessee state-chartered bank that will become a member of the Federal Reserve System and Synovus Bank, a Georgia state-chartered member bank.  Each of Pinnacle Bank and Synovus Bank may be referred to individually as a “Party,” or together as the “Parties.”

WITNESSETH:

WHEREAS, Pinnacle Bank is a Tennessee state-chartered bank with its principal office located in Nashville, Tennessee and its other offices located at the addresses listed in Exhibit A hereto, all the issued and outstanding voting stock of which is owned as of the date hereof directly by Pinnacle Financial Partners, Inc., a Tennessee corporation (“Pinnacle”), and has authorized capital stock consisting of 10,000,000 shares of common stock, par value $5.00 per share, of which 6,805,600 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Synovus Bank is a Georgia state-chartered bank with its principal office located in Columbus, Georgia and its other offices located at the addresses listed in Exhibit B hereto, all the issued and outstanding voting stock of which is owned as of the date hereof by Synovus Financial Corp., a Georgia corporation (“Synovus”), and has authorized capital stock consisting of 650,000 shares of common stock, par value $5.00 per share, of which 630,763 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, Pinnacle, Synovus and Steel Newco Inc., a Georgia corporation jointly owned by Pinnacle and Synovus (“Newco”) have entered into an Agreement and Plan of Merger, dated as of July 24, 2025 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Pinnacle and Synovus will each simultaneously merge with and into Newco (such mergers, collectively, the “Merger”), with Newco continuing as the surviving entity in the Merger (the “Surviving Entity”);

WHEREAS, subject to the terms and conditions of the Merger Agreement, immediately following the consummation of the Merger, Pinnacle Bank shall become a member bank of the Federal Reserve System (“FRS Membership”);

WHEREAS, contingent upon the Merger and immediately following FRS Membership, on the terms and subject to the conditions contained in this Agreement, the Parties intend to effect the merger of Synovus Bank with and into Pinnacle Bank (the “Bank Merger”), with Pinnacle Bank continuing as the surviving entity (the “Bank Merger”); and

WHEREAS, the Board of Directors of Pinnacle Bank and the Board of Directors of Synovus Bank have deemed the Bank Merger advisable, and have adopted and approved the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Parties do hereby agree as follows:

ARTICLE I
BANK MERGER

Section 1.01        The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Synovus Bank shall be merged with and into Pinnacle Bank pursuant to the provisions of, and with the effect provided in, applicable law.  At the Effective Time, the separate existence of Synovus Bank shall cease, and Pinnacle Bank, as the surviving entity (the “Surviving Bank”), shall continue unaffected and unimpaired by the Bank Merger as a state bank under the laws of the state of Tennessee.  All assets of Synovus Bank as they exist at the Effective Time of the Bank Merger shall pass to and vest in the Surviving Bank without any conveyance or other transfer.  The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the Parties existing as of the Effective Time of the Bank Merger, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof.  Immediately following the Effective Time, the Surviving Bank shall continue to operate the principal office and each of the branches of Pinnacle Bank and Synovus Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate the principal office and each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of the Surviving Bank to close, relocate or otherwise make any change regarding any such branch.

Section 1.02        Closing.  The closing of the Bank Merger will take place immediately following the FRS Membership and the Merger or at such other time and date as specified by the Parties, but in no case prior to the Merger or the FRS Membership or the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the Party entitled to satisfaction thereof, at such place as is agreed by the Parties.

Section 1.03         Effective Time.  Subject to applicable law, the Bank Merger shall become effective as of the date and time specified in the articles of merger filed with the Commissioner of the Tennessee Department of Financial Institutions and the Georgia Department of Banking  and Finance (such date and time being herein referred to as the “Effective Time”).

Section 1.04        Charter and Bylaws of the Surviving Bank.  The charter and bylaws of Pinnacle Bank in effect immediately prior to the Effective Time shall be the charter and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof; provided that the charter and bylaws of Pinnacle Bank shall be amended effective at or prior to the Effective Time to the extent necessary to give effect to the provisions of Section 1.05, Section 1.06 and Section 1.07.

Section 1.05        Board of Directors and Officers of the Surviving Bank.  Effective as of the Effective Time, (i) the persons listed in Exhibit C hereto, as it shall be updated prior to the Effective Time to include the persons appointed to the board of directors of Newco at the effective time of the Merger in accordance with the terms of the Merger Agreement and the Newco Bylaws (as defined in the Merger Agreement), shall be the members of the Board of Directors of the Surviving Bank, and (ii) the persons indicated in Exhibit D hereto, as it shall be updated prior to the Effective Time to include the persons appointed to the corresponding offices of Newco at the effective time of the Merger in accordance with the terms of the Merger Agreement and the Newco Bylaws (as defined in the Merger Agreement) and such other persons to hold such other offices as shall be agreed by Pinnacle Bank and Synovus Bank, shall be appointed to the offices of the Surviving Bank specified in such Exhibit.  Any update, amendment or revision to Exhibit C or Exhibit D made in accordance with this Agreement shall not be deemed an amendment to this Agreement.

Section 1.06        Name of the Surviving Bank; Headquarters.  As of and from the Effective Time, (a) the name of the Surviving Bank will be Pinnacle Bank and (b) (i) the headquarters of the Surviving Bank shall be located in Nashville, Tennessee and (ii) the address of the principal office of the Surviving Bank shall be 21 Platform Way, Suite 2300, Nashville, Davidson County, Tennessee 37203.

Section 1.07         Certain Directors and Executive Officers of the Surviving Bank; Succession.

(a)         Effective as of the Effective Time, (i) Mr. M. Terry Turner will serve as Non-Executive Chairman of the Board of Directors of the Surviving Bank, (ii)  Mr. Kevin S. Blair will serve as Chief Executive Officer and President and the highest-ranking executive officer of the Surviving Bank, reporting directly and exclusively to the Board of Directors of the Surviving Bank and (iii) Mr. Andrew J. Gregory will serve as Chief Financial Officer of the Surviving Bank reporting to the Chief Executive Officer;

(b)          Mr. Blair shall be the successor to Mr. Turner as the Chairman of the Board of Directors of the Surviving Bank, with such succession becoming effective on the second anniversary of the date on which the closing of the Merger occurs (the “Closing Date”) or any such earlier date as of which Mr. Turner ceases for any reason to serve in the position of Non-Executive Chairman of the Board of Directors of the Surviving Bank (the date of such succession, the “Chairman Succession Date”);

(c)         On the Chairman Succession Date, Mr. Turner shall cease to serve as Non-Executive Chairman and as a member of the Board of Directors of the Surviving Bank and the number of directors that will comprise the full Board of Directors of the Surviving Bank shall be reduced by one (1) director;

(d)       Subject to Mr. Turner’s earlier death, resignation, removal, disqualification or other cessation of service, from the Chairman Succession Date until the date that is two (2) years from the Chairman Succession Date, Mr. Turner shall serve as a special advisor in a consulting role to the Chief Executive Officer of the Surviving Bank;

(e)         Effective as of the Effective Time, Mr. Robert A. McCabe will serve as Vice Chairman of the Board of Directors and Chief Banking Officer of the Surviving Bank until the first anniversary of the Closing Date or any such earlier date as of which Mr. McCabe ceases for any reason to serve in the position of Vice Chairman of the Board of Directors or Chief Banking Officer of the Surviving Bank (such date, the “Vice Chairman Succession Date”);

(f)          On the Vice Chairman Succession Date, Mr. McCabe will cease to serve as Vice Chairman and as a member of the Board of Directors and Chief Banking Officer of the Surviving Bank and the number of directors that will comprise the full Board of Directors of the Surviving Bank shall be reduced by one (1) director; and

(g)         Effective as of the Effective Time, Mr. Tim E. Bentsen will serve as Lead Independent Director of the Board of Directors of the Surviving Bank until the second anniversary of the Closing Date or any such earlier date as of which Mr. Bentsen ceases for any reason to serve in the position of Lead Independent Director of the Board of Directors of the Surviving Bank.

(h)        The provisions of Article XIII of Exhibit B to the Merger Agreement that are specifically applicable to the Surviving Bank are incorporated herein by reference, mutatis mutandis.

Section 1.08       Tax Treatment.  It is the intention of the Parties that (i) the Bank Merger be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II
CONSIDERATION

Section 2.01        Effect on Synovus Bank Capital Stock.  By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Synovus Bank, at the Effective Time, all shares of Synovus Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02     Effect on Pinnacle Bank Capital Stock.  Each share of Pinnacle Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

ARTICLE III
COVENANTS

Section 3.01        During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.01        The Bank Merger and the respective obligations of each Party to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

(a)          The approval of (i) the Board of Governors of the Federal Reserve System, (ii) the Commissioner of the Tennessee Department of Financial Institutions and (iii) the Georgia Department of Banking and Finance, in each case with respect to the Bank Merger, shall in each case have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired or been terminated, and all other material approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation the Bank Merger shall have been obtained or made and shall remain in full force and effect, and all statutory waiting periods required by law shall have expired or been terminated.

(b)         This Agreement shall have been ratified and confirmed by each of the sole shareholder of Pinnacle Bank and the sole shareholder of Synovus Bank.

(c)       The Merger and FRS Membership shall have been consummated in accordance with the terms of the Merger Agreement.

(d)         No order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Bank Merger.

ARTICLE V
TERMINATION AND AMENDMENT

Section 5.01        Termination.  This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the Parties.  Notwithstanding the approval of this Agreement by the sole shareholder of Pinnacle Bank or the sole shareholder of Synovus Bank, this Agreement will terminate automatically prior to the Effective Time upon the valid termination of the Merger Agreement in accordance with its terms.  In the event of termination of this Agreement as provided in this Section 5.01, this Agreement shall forthwith become void and have no effect.

Section 5.02         Amendment.  This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the Parties.

ARTICLE VI
GENERAL PROVISIONS

Section 6.01       Representations and Warranties.  Each of the Parties represents and warrants that this Agreement has been duly authorized, executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes a valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies).

Section 6.02         Nonsurvival of Agreements.  None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 6.03        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation of receipt requested), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Synovus Bank, to:

Synovus Bank
33 West 14th Street
Columbus, GA 31901
Attention: Allan E. Kamensky
E-mail: akamensky@synovus.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention : Edward D. Herlihy
Brandon C. Price
E-mail: EDHerlihy@wlrk.com
BCPrice@wlrk.com

and

(b)	if to Pinnacle Bank, to:

Pinnacle Bank
21 Platform Way, Suite 2300
Nashville, TN 37203
Attention: Harold R. Carpenter, Jr.
E-mail: Harold.Carpenter@pnfp.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: H. Rodgin Cohen
Mitchell S. Eitel
Facsimile: (212) 558-3588
E-mail: cohenhr@sullcrom.com
eitelm@sullcrom.com

Section 6.04      Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No provision of this Agreement does, or will be deemed to, modify or waive any provision of the Merger Agreement.  In the event of any conflict between this Agreement and the Merger Agreement, the Merger Agreement will control.

Section 6.05        Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 6.06        Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 6.07        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflicts of law principles.

Section 6.08        Assignment.  Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the Parties and any attempted assignment in contravention of this Section 6.08 shall be null and void.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

PINNACLE BANK

By:
Title:

SYNOVUS BANK

By:
Title:

[Bank Merger Agreement – Signature Page]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed by a majority of the respective directors of each of the merging banks, as of the day and year first above written.

FOR THE BOARD OF DIRECTORS OF
PINNACLE BANK

FOR THE BOARD OF DIRECTORS OF
SYNOVUS BANK

[Bank Merger Agreement – Signature Page]

EXHIBIT A

Pinnacle Bank Offices
(see attached)

EXHIBIT B

Synovus Bank Offices
(see attached)

EXHIBIT C

Board of Directors of the Surviving Bank

	Director Name	Residence
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.
12.
13.
14.
15.

EXHIBIT D

Officers of the Surviving Bank

Officer Name	Position	Residence